                               LAKESIDE APARTMENTS
                              4800 LAKE TRAIL DRIVE
                                 LISLE, ILLINOIS

                        MARKET VALUE - FEE SIMPLE ESTATE

                               AS OF MAY 28, 2003

                                  PREPARED FOR:

                  APARTMENT INVESTMENT AND MANAGEMENT COMPANY
                                     (AIMCO)
                C/O LINER YANKELEVITZ SUNSHINE & REGENSTREIF LLP

                                        &

                       LIEFF CABRASER HEIMANN & BERNSTEIN
                          ON BEHALF OF NUANES, ET. AL.

                                         [AMERICAN APPRAISAL ASSOCIATES(R) LOGO]

                                         [AMERICAN APPRAISAL ASSOCIATES(R) LOGO]

                                   [AMERICAN APPRAISAL ASSOCIATES(R) LETTERHEAD]

                                                                   JUNE 28, 2003

Apartment Investment and Management
Company ("AIMCO") c/o
Mr. Steven A. Velkei, Esq.
Liner Yankelevitz Sunshine & Regenstreif LLP
1100 Glendon Avenue, 14th Floor
Los Angeles, California 90024-3503

Nuanes, et al.( "Plaintiffs ") c/o
Ms. Joy Kruse
Lieff Cabraser Heimann & Bernstein
Embarcadero Center West
275 Battery Street, 30th Floor
San Francisco, California 94111

RE:      LAKESIDE APARTMENTS
         4800 LAKE TRAIL DRIVE
         LISLE, DUPAGE COUNTY, ILLINOIS

In accordance with your authorization, we have completed the appraisal of the above-referenced property. This complete appraisal is intended to report our analysis and conclusions in a summary format.

The subject property consists of an apartment project having 568 units with a total of 480,184 square feet of rentable area. The improvements were built in 1975. The improvements are situated on 28.28 acres. Overall, the improvements are in average condition. As of the date of this appraisal, the subject property is 86% occupied.

It is our understanding the appraisal will be used by the clients to assist the San Mateo Superior Court in the settlement of litigation between the above mentioned clients. The appraisal is intended to conform to the Uniform Standards of Professional Appraisal Practice ("USPAP") as promulgated by the Appraisal Standards Board of the Appraisal Foundation and the Code of Professional Ethics and Standards of Professional Practice of the Appraisal Institute. The appraisal is presented in a summary report, and the Departure Provision of USPAP has not been invoked in this appraisal. It is entirely inappropriate to use this value conclusion or the report for any purpose other than the one stated.

AMERICAN APPRAISAL ASSOCIATES, INC.                LETTER OF TRANSMITTAL  PAGE 2
LAKESIDE APARTMENTS, LISLE, ILLINOIS

The opinions expressed in this appraisal cover letter can only be completely understood by reading the narrative report, addenda, and other data, which is attached. The appraisal is subject to the attached general assumptions and limiting conditions and general service conditions.

As a result of our investigation, it is our opinion that the fee simple market value of the subject, effective May 28, 2003 is:

                                     ($42,800,000)

                                Respectfully submitted,
                                AMERICAN APPRAISAL ASSOCIATES, INC.

                                /s/ Kenneth W. Kapecki
                                ------------------------------------
June 28, 2003                   Ken Kapecki, MAI
#053272                         Managing Principal, Real Estate Group
                                Illinois Certified General Real Estate Appraiser
                                  #153000331

Report By:
Seamus P. King

AMERICAN APPRAISAL ASSOCIATES, INC.                     TABLE OF CONTENTS PAGE 3
LAKESIDE APARTMENTS, LISLE, ILLINOIS

                               TABLE OF CONTENTS

Cover
Letter of Transmittal
Table of Contents

                                 APPRAISAL DATA

Executive Summary...................................................   4
Introduction........................................................   9
Area Analysis.......................................................  11
Market Analysis.....................................................  14
Site Analysis.......................................................  16
Improvement Analysis................................................  16
Highest and Best Use................................................  17

                                    VALUATION

Valuation Procedure.................................................  18
Sales Comparison Approach...........................................  20
Income Capitalization Approach......................................  26
Reconciliation and Conclusion.......................................  38

                                    ADDENDA

Exhibit A - Photographs of Subject Property
Exhibit B - Summary of Rent Comparables and Photograph of Comparables
Exhibit C - Assumptions and Limiting Conditions
Exhibit D - Certificate of Appraiser
Exhibit E - Qualifications
General Service Conditions

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 4
LAKESIDE APARTMENTS, LISLE, ILLINOIS

                                 EXECUTIVE SUMMARY

PART ONE - PROPERTY DESCRIPTION

PROPERTY NAME:                             Lakeside Apartments
LOCATION:                                  4800 Lake Trail Drive
                                           Lisle, Illinois

INTENDED USE OF ASSIGNMENT:                Court Settlement
PURPOSE OF APPRAISAL:                      "As Is" Market Value of the Fee
                                           Simple Estate
INTEREST APPRAISED:                        Fee simple estate

DATE OF VALUE:                             May 28, 2003
DATE OF REPORT:                            June 28, 2003

PHYSICAL DESCRIPTION - SITE & IMPROVEMENTS:

SITE:
   Size:                                   28.28 acres, or 1,231,877 square feet
   Assessor Parcel No.:                    08-09-100-027; 08-09-100-028
   Floodplain:                             Community Panel No. 1701970055B
                                           (April 15, 1982) Flood Zone C, an
                                           area outside the floodplain.
   Zoning:                                 R-4 (Resident Multi-Family)

BUILDING:
   No. of Units:                           568 Units
   Total NRA:                              480,184 Square Feet
   Average Unit Size:                      845 Square Feet
   Apartment Density:                      20.1 units per acre
   Year Built:                             1975

UNIT MIX AND MARKET RENT:

                         GROSS RENTAL INCOME PROJECTION

                                           Market Rent
                          Square         ------------------     Monthly           Annual
   Unit Type               Feet          Per Unit    Per SF      Income           Income
------------------------------------------------------------------------------------------
1Br/1Ba - 1A1               723           $  750     $1.04      $178,500        $2,142,000
1Br/1Ba/Den - 2A2           830           $  900     $1.08      $ 99,000        $1,188,000
2Br/2Ba - 1B1               945           $1,000     $1.06      $165,000        $1,980,000
2Br/2Ba/Den - 2B2         1,107           $1,050     $0.95      $ 57,750        $  693,000
                                                     -----      --------        ----------
                                                     Total      $500,250        $6,003,000

OCCUPANCY:                              86%
ECONOMIC LIFE:                          45 Years
EFFECTIVE AGE:                          25 Years
REMAINING ECONOMIC LIFE:                20 Years
SUBJECT PHOTOGRAPHS AND LOCATION MAP:

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 5
LAKESIDE APARTMENTS, LISLE, ILLINOIS

                              SUBJECT PHOTOGRAPHS

[MAIN ENTRANCE PICTURE]                                 [LEASING OFFICE PICTURE]

                                    AREA MAP
                                     [MAP]

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 6
LAKESIDE APARTMENTS, LISLE, ILLINOIS

                               [NEIGHBORHOOD MAP]
                                     [MAP]

HIGHEST AND BEST USE:
 As Vacant:                       Hold for future multi-family development
 As Improved:                     Continuation as its current use

METHOD OF VALUATION:              In this instance, the Sales Comparison and
                                  Income Approaches to value were utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 7
LAKESIDE APARTMENTS, LISLE, ILLINOIS

PART TWO - ECONOMIC INDICATORS

INCOME CAPITALIZATION APPROACH

DIRECT CAPITALIZATION                                     Amount             $/Unit
---------------------                                     ------             ------
Potential Rental Income                              $6,003,000          $10,569
Effective Gross Income                               $6,222,358          $10,955
Operating Expenses                                   $2,517,743          $ 4,433              40.5% of EGI
Net Operating Income:                                $3,534,215          $ 6,222

Capitalization Rate                                  8.25%
DIRECT CAPITALIZATION VALUE                          $42,400,000 *       $74,648 / UNIT

DISCOUNTED CASH FLOW ANALYSIS:
Holding Period                                       10 years
2002 Economic Vacancy                                14%
Stabilized Vacancy & Collection Loss:                7%
Lease-up / Stabilization Period                      17 months
Terminal Capitalization Rate                         8.75%
Discount Rate                                        11.00%
Selling Costs                                        2.00%
Growth Rates:
   Income                                            3.00%
   Expenses:                                         3.00%
DISCOUNTED CASH FLOW VALUE                           $43,100,000 *       $75,880 / UNIT

RECONCILED INCOME CAPITALIZATION VALUE               $42,800,000         $75,352 / UNIT

SALES COMPARISON APPROACH

PRICE PER UNIT:
   Range of Sales $/Unit (Unadjusted)                $64,615 to $90,857
   Range of Sales $/Unit (Adjusted)                  $61,385 to $77,229
VALUE INDICATION - PRICE PER UNIT                    $42,200,000 *       $74,296 / UNIT

EGIM ANALYSIS
   Range of EGIMs from Improved Sales                6.76 to 8.74
   Selected EGIM for Subject                         7.00
   Subject's Projected EGI                           $6,222,358
EGIM ANALYSIS CONCLUSION                             $43,100,000 *       $75,880 / UNIT

NOI PER UNIT ANALYSIS CONCLUSION                     $42,700,000 *       $75,176 / UNIT

RECONCILED SALES COMPARISON VALUE                    $42,700,000         $75,176 / UNIT

---------------

* Value indications are after adjustments for concessions, deferred maintenance, excess land and lease-up costs, if any.

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 8
LAKESIDE APARTMENTS, LISLE, ILLINOIS

PART THREE - SUMMARY OF VALUE CONCLUSIONS

SALES COMPARISON APPROACH:
   Price Per Unit                                    $42,200,000
   NOI Per Unit                                      $42,700,000
   EGIM Multiplier                                   $43,100,000
INDICATED VALUE BY SALES COMPARISON                  $42,700,000         $75,176 / UNIT

INCOME APPROACH:
   Direct Capitalization Method:                     $42,400,000
   Discounted Cash Flow Method:                      $43,100,000
INDICATED VALUE BY THE INCOME APPROACH               $42,800,000         $75,352 / UNIT

RECONCILED OVERALL VALUE CONCLUSION:                 $42,800,000         $75,352 / UNIT

AMERICAN APPRAISAL ASSOCIATES, INC.                          INTRODUCTION PAGE 9
LAKESIDE APARTMENTS, LISLE, ILLINOIS

                                        INTRODUCTION

IDENTIFICATION OF THE SUBJECT

The subject property is located at 4800 Lake Trail Drive, Lisle, DuPage County, Illinois. Lisle identifies it as 08-09-100-027; 08-09-100-028.

SCOPE OF THE ASSIGNMENT

The property, neighborhood, and comparables were inspected by Seamus P. King on May 28, 2003. Ken Kapecki, MAI has not made a personal inspection of the subject property. Seamus P. King performed the research, valuation analysis and wrote the report. Ken Kapecki, MAI reviewed the report and concurs with the value. Ken Kapecki, MAI and Seamus P. King have extensive experience in appraising similar properties and meet the USPAP competency provision.

The scope of this investigation comprises the inspection of the property and the collection, verification, and analysis of general and specific data pertinent to the subject property. We have researched current improved sales and leases of similar properties, analyzing them as to their comparability, and adjusting them accordingly. We completed the Sales Comparison and Income Capitalization Approaches to value. From these approaches to value, a concluded overall value was made.

DATE OF VALUE AND REPORT

This appraisal was made to express the opinion of value as of May 28, 2003. The date of the report is June 28, 2003.

PURPOSE AND USE OF APPRAISAL

The purpose of the appraisal is to estimate the market value of the fee simple interest in the subject property. It is understood that the appraisal is intended to assist the clients in litigation settlement proceedings. The appraisal was not based on a requested minimum valuation, a specific valuation, or the approval of a loan.

PROPERTY RIGHTS APPRAISED

We have appraised the Fee Simple Estate in the subject property (as applied in the Sales & Income Approaches), subject to the existing short-term leases. A Fee Simple Estate is

AMERICAN APPRAISAL ASSOCIATES, INC.                         INTRODUCTION PAGE 10
LAKESIDE APARTMENTS, LISLE, ILLINOIS

defined in The Dictionary of Real Estate Appraisal, 3rd ed. (Chicago: Appraisal Institute, 1993), as:

         "Absolute ownership unencumbered by any other interest or estate, subject only to the limitations imposed by the governmental powers of taxation, eminent domain, police power, and escheat."

MARKETING/EXPOSURE PERIOD

   MARKETING PERIOD:                  6 to 12 months
   EXPOSURE PERIOD:                   6 to 12 months

HISTORY OF THE PROPERTY

Ownership in the subject property is currently vested in NPI 3. To the best of our knowledge, no transfers of ownership or offers to purchase the subject are known to have occurred during the past three years.

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 11
LAKESIDE APARTMENTS, LISLE, ILLINOIS

                          AREA / NEIGHBORHOOD ANALYSIS

NEIGHBORHOOD ANALYSIS

A neighborhood is a group of complementary land uses. The function of the neighborhood analysis is to describe the immediate surrounding environs. The subject is located in the city of Lisle, Illinois. Overall, the neighborhood is characterized as a suburban setting with the predominant land use being residential. The subject's neighborhood is generally defined by the following boundaries.

NEIGHBORHOOD BOUNDARIES

East  - Route 53
West  - Mill Street
South - Maple Avenue
North - Interstate 88

MAJOR EMPLOYERS

Major employers in the subject's area include Lucent Technologies, Argonne National Lab, United Parcel Service, Edward Hospital, Indian Prairie School District, Northern Illinois Gas, Hinsdale Hospital, College of DuPage, DuPage County, Central DuPage Hospital, McMaster Carr Supply, Fermi National Lab, Elmhurst Hospital. The overall economic outlook for the area is considered favorable.

DEMOGRAPHICS

We have reviewed demographic data within the neighborhood. The following table summarizes the key data points.

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 12
LAKESIDE APARTMENTS, LISLE, ILLINOIS

                                   NEIGHBORHOOD DEMOGRAPHICS
-------------------------------------------------------------------------------------------
                                                    AREA
                                --------------------------------------------
        CATEGORY                1-MI. RADIUS    3-MI. RADIUS    5-MI. RADIUS        MSA
-------------------------------------------------------------------------------------------
POPULATION TRENDS

Current Population                  9,464           79,191        229,208         8,502,982
5-Year Population                  10,054           83,915        244,076         9,110,378
% Change CY-5Y                        6.2%             6.0%           6.5%              7.1%
Annual Change CY-5Y                   1.2%             1.2%           1.3%              1.4%

HOUSEHOLDS

Current Households                  3,828           30,573         85,915         3,054,373
5-Year Projected Households         4,153           32,864         92,484         3,264,990
% Change CY - 5Y                      8.5%             7.5%           7.6%              6.9%
Annual Change CY-5Y                   1.7%             1.5%           1.5%              1.4%

INCOME TRENDS

Median Household Income          $ 81,347        $  96,515       $ 93,707        $   60,922
Per Capita Income                $ 37,116        $  39,613       $ 36,495        $   25,978
Average Household Income         $ 93,553        $ 102,663       $ 97,127        $   72,319

Source: Demographics Now

The subject neighborhood's population is expected to show increases below that of the region. The immediate market offers superior income levels as compared to the broader market.

The following table illustrates the housing statistics in the subject's immediate area, as well as the MSA region.

                                            HOUSING TRENDS
----------------------------------------------------------------------------------------------
                                                           AREA
                                       --------------------------------------------
         CATEGORY                      1-MI. RADIUS    3-MI. RADIUS    5-MI. RADIUS       MSA
----------------------------------------------------------------------------------------------
HOUSING TRENDS

% of Households Renting                   49.90%          30.30%          25.04%         32.62%
5-Year Projected % Renting                50.98%          30.74%          25.05%         31.47%

% of Households Owning                    43.66%          64.55%          70.69%         61.13%
5-Year Projected % Owning                 43.06%          64.39%          70.91%         62.69%

Source:  Demographics Now

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 13
LAKESIDE APARTMENTS, LISLE, ILLINOIS

SURROUNDING IMPROVEMENTS

The following uses surround the subject property:

North - Residential dwellings
South - Retail/Commercial businesses
East  - Residential dwellings/Apartments
West  - Residential dwellings/Offices

CONCLUSIONS

The subject is well located within the city of Lisle. The neighborhood is characterized as being mostly suburban in nature and is currently in the growth stage of development. The economic outlook for the neighborhood is judged to be favorable with a good economic base.

AMERICAN APPRAISAL ASSOCIATES, INC.                      MARKET ANALYSIS PAGE 14
LAKESIDE APARTMENTS, LISLE, ILLINOIS

                                MARKET ANALYSIS

The subject property is located in the city of Lisle in DuPage County. The overall pace of development in the subject's market is more or less decreasing. The Woodridge/Lisle submarket's inventory grew 1.9% at the end of the 1Q2003. 260 units were built along Route 53 north of the subject property in the Seven Bridges Community. These apartments are superior compared to the subject property. The following table illustrates historical vacancy rates for the subject's market.

               HISTORICAL VACANCY RATE
-----------------------------------------------------
Period          Region                      Submarket
------          ------                      ---------
 4Q01            4.0%                         5.4%
 1Q02            5.1%                         5.5%
 2Q02            5.2%                         6.2%
 3Q02            5.5%                         7.3%
 4Q02            6.0%                         8.3%
 1Q03            6.4%                         8.5%

Source: Reis

Occupancy trends in the subject's market are decreasing. Historically speaking, the subject's submarket has underperformed the overall market. Due to decreasing interest rates, single family housing is becoming more affordable, consequently the renter base has been decreasing driving down rents and occupancy. Also, a shift in demographics has changed, as the majority of the property's tenants are blue collar workers whose annual income is generally less than a white collar worker. As a result the marketing strategies have shifted to attract new tenants by offering concessions throughout the market.

Market rents in the subject's market have been following a decreasing trend. The following table illustrates historical rental rates for the subject's market.

                             HISTORICAL AVERAGE RENT
------------------------------------------------------------------------------
Period          Region                % Change       Submarket       % Change
------          ------                --------       ---------       --------
 4Q01            $902                     -            $846               -
 1Q02            $894                  -0.9%           $848             0.2%
 2Q02            $890                  -0.4%           $847            -0.1%
 3Q02            $896                   0.7%           $846            -0.1%
 4Q02            $890                  -0.7%           $829            -2.0%
 1Q03            $879                  -1.2%           $836             0.8%

Source: Reis

The following table illustrates a summary of the subject's competitive set.

AMERICAN APPRAISAL ASSOCIATES, INC.                      MARKET ANALYSIS PAGE 15
LAKESIDE APARTMENTS, LISLE, ILLINOIS

                                        COMPETITIVE PROPERTIES
-------------------------------------------------------------------------------------------------------------
  No.            Property Name        Units   Ocpy.  Year Built                  Proximity to subject
-------------------------------------------------------------------------------------------------------------
R-1          The Preserve at Cress     474     91%      1982                  4 miles north of the subject
               Creek Apartments
R-2          Chesapeake Landing        600     95%      1986                  7 miles southwest of the subject
R-3          Windscape Village         352     90%      1986                  3 miles west of the subject
R-4          Country Lakes             640     95%      1984                  7 miles west of the subject
Subject      Lakeside Apartments       568     86%      1975

The apartment sector has been adversely affected by the affordability of single-family homes and poor economic conditions. Owners have lowered rents, which has eliminated any opportunity for rent growth. Typically, apartment managers have been either decreasing rent or offering rent concessions (mostly 1-2 months free rent) to attract new tenants. The market is expected to have an upturn by the end of 2003 and continue to see rents increase thereafter.

AMERICAN APPRAISAL ASSOCIATES, INC.                 PROPERTY DESCRIPTION PAGE 16
LAKESIDE APARTMENTS, LISLE, ILLINOIS

                              PROPERTY DESCRIPTION

SITE ANALYSIS

 Site Area                    28.28 acres, or 1,231,877 square feet
 Shape                        Irregular
 Topography                   Slightly slope
 Utilities                    All necessary utilities are available to the site.
 Soil Conditions              Stable
 Easements Affecting Site     None other than typical utility easements
 Overall Site Appeal          Average
 Flood Zone:
  Community Panel             1701970055B, dated April 15, 1982
  Flood Zone                  Zone C
 Zoning                       R-4, the subject improvements represent a legal
                              conforming use of the site.

REAL ESTATE TAXES

                                          ASSESSED VALUE - 2002
                              ---------------------------------------------       TAX RATE /        PROPERTY
PARCEL NUMBER                    LAND           BUILDING           TOTAL          MILL RATE           TAXES
-------------                    ----           --------           -----          ----------        --------
08-09-100-027;                $1,250,270       $8,503,870        $9,754,140        $0.0683          $666,208
08-09-100-028

IMPROVEMENT ANALYSIS
 Year Built                   1975
 Number of Units              568
 Net Rentable Area            480,184 Square Feet
 Construction:
  Foundation                  Concrete pier and beam
  Frame                       Heavy or light wood
  Exterior Walls              Brick or masonry
  Roof                        Composition shingle over a wood truss structure
 Project Amenities            Amenities at the subject include a swimming pool,
                              spa/jacuzzi, sand volleyball, tennis court, gym
                              room, laundry room, and parking area.
 Unit Amenities               Individual unit amenities include a balcony,
                              fireplace, cable TV connection, and washer dryer connection. Appliances available in each unit include a refrigerator, stove, dishwasher, water heater, garbage disposal, and oven.

AMERICAN APPRAISAL ASSOCIATES, INC.                 PROPERTY DESCRIPTION PAGE 17
LAKESIDE APARTMENTS, LISLE, ILLINOIS

Unit Mix:

                                                                          Unit Area
   Unit Type                                        Number of Units       (Sq. Ft.)
   ---------                                        ---------------       ----------
1Br/1Ba - 1A1                                            238                   723
1Br/1Ba/Den - 2A2                                        110                   830
2Br/2Ba - 1B1                                            165                   945
2Br/2Ba/Den - 2B2                                         55                 1,107

Overall Condition                          Average
Effective Age                              25 years
Economic Life                              45 years
Remaining Economic Life                    20 years
Deferred Maintenance                       None

HIGHEST AND BEST USE ANALYSIS

In accordance with the definition of highest and best use, an analysis of the site relating to its legal uses, physical possibilities, and financial feasibility is appropriate. The highest and best use as vacant is to hold for future multi-family development. The subject improvements were constructed in 1975 and consist of a 568-unit multifamily project. The highest and best use as improved is for a continued multifamily use. Overall, the highest and best use of the subject property is the continued use of the existing apartment project.

AMERICAN APPRAISAL ASSOCIATES, INC.                  VALUATION PROCEDURE PAGE 18
LAKESIDE APARTMENTS, LISLE, ILLINOIS

                            THE VALUATION PROCEDURE

There are three traditional approaches, which can be employed in establishing the market value of the subject property. These approaches and their applicability to the valuation of the subject are summarized as follows:

THE COST APPROACH

The application of the Cost Approach is based on the principle of substitution. This principle may be stated as follows: no one is justified in paying more for a property than that amount by which he or she can obtain, by purchase of a site and construction of a building, without undue delay, a property of equal desirability and utility. In the case of a new building, no deficiencies in the building should exist.

In the case of income-producing real estate, the cost of construction plays a minor and relatively insignificant role in determining market value. The Cost Approach is typically only a reliable indicator of value for: (a) new properties; (b) special use properties; and (c) where the cost of reproducing the improvements is easily and accurately quantified and there is no economic obsolescence. In all instances, the issue of an appropriate entrepreneurial profit - the reward for undertaking the risk of construction, remains a highly subjective factor especially in a market lacking significant speculative development.

THE SALES COMPARISON APPROACH

The Sales Comparison Approach is an estimate of value based upon a process of comparing recent sales of similar properties in the surrounding or competing areas to the subject property. Inherent in this approach is the principle of substitution.

The application of this approach consists of comparing the subject property with similar properties of the same general type, which have been sold recently or currently are available for sale in competing areas. This comparative process involves judgment as to the similarity of the subject property and the comparable sale with respect to many value factors such as location, contract rent levels, quality of construction, reputation and prestige, age and condition, among others. The estimated value through this approach represents the probable price at which a willing seller would sell the subject property to a willing and knowledgeable buyer as of the date of value.

AMERICAN APPRAISAL ASSOCIATES, INC.                  VALUATION PROCEDURE PAGE 19
LAKESIDE APARTMENTS, LISLE, ILLINOIS

THE INCOME CAPITALIZATION APPROACH

The theory of the Income Capitalization Approach is based on the premise that present value is the value of the cash flow and reversionary value the property will produce over a reasonable holding (ownership) period.

The Discounted Cash Flow Analysis will convert equity cash flows (including cash flows and equity reversion) into a present value utilizing an internal rate of return (or discount rate). The Internal Rate of Return (IRR) will be derived from a comparison of alternate investments, a comparative analysis of IRR's used by recent buyers of similar properties, and a review of published industry surveys.

The Direct Capitalization Analysis converts one year of income into an overall value using overall capitalization rates from similar sales. The overall rates take into consideration buyers assumptions of the market over the long-term.

The results of the Income Capitalization Analysis are usually the primary value indicator for income producing properties. Investors expect a reasonable rate of return on their equity investment based on the ownership risks involved; this approach closely parallels the investment decision process.

RECONCILIATION

In this instance, we have completed the Sales Comparison and Income Capitalization Approaches to value. As an income producing property, the income approach is a primary approach to value. The Sales Comparison Approach is also considered reliable as investors are buying similar buildings in the market.

Our research indicates that market participants are generally not buying, selling, investing, or lending with reliance placed on the methodology of the Cost Approach to establish the value. Therefore, we have decided that the Cost Approach is not a reliable indicator of value for the subject, and this approach has not been utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 20
LAKESIDE APARTMENTS, LISLE, ILLINOIS

                            SALES COMPARISON APPROACH

Use of market or comparable sales requires the collection and analysis of comparable sales data. Similar properties recently sold are compared to the subject and adjusted based on any perceived differences. This method is based on the premise that the costs of acquiring a substitute property would tend to establish a value for the subject property. The premise suggests that if a substitute is unavailable in the market, the reliability of the approach may be subordinate to the other approaches.

The reliance on substitute properties produces shortcomings in the validity of this approach. Geographic and demographic characteristics from each submarket restrict which sales may be selected. Recent sales with a similar physical characteristics, income levels, and location are usually limited. The sales we have identified, however, do establish general valuation parameters as well as provide support to our conclusion derived through the income approach method.

The standard unit of comparison among similar properties is the sales price per unit and price per square foot of net rentable area. To accurately adjust prices to satisfy the requirements of the sales comparison approach, numerous calculations and highly subjective judgments would be required including consideration of numerous income and expense details for which information may be unreliable or unknown. The sales price per unit and square foot are considered relevant to the investment decision, but primarily as a parameter against which value estimates derived through the income approach can be judged and compared.

In examining the comparable sales, we have applied a subjective adjustment analysis, which includes specific adjustments derived from our experience and consulting with the market participants.

SALES COMPARISON ANALYSIS

Detailed on the following pages are sales transactions involving properties located in the subject's competitive investment market.

Photographs of the sale transactions are located in the Addenda. Following the summary of sales is an adjustment grid that is used to arrive at a value.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 21
LAKESIDE APARTMENTS, LISLE, ILLINOIS

SUMMARY OF COMPARABLE SALES -IMPROVED

                                                             COMPARABLE                    COMPARABLE
        DESCRIPTION                SUBJECT                      I - 1                         I - 2
        -----------                -------                   ----------                    ----------
 Property Name              Lakeside                Greenway Trail                Sherry
                            Apartments              Apartments                    Naperville

LOCATION:

 Address                    4800 Lake Trail Drive   136 Greenway Trail            1821 Washington Street
 City, State                Lisle, Illinois         Carol Stream, IL              Naperville, IL
 County                     DuPage                  DuPage                        DuPage
PHYSICAL
 CHARACTERISTICS:
 Net Rentable Area
 (SF)                       480,184                 269,400                       156,600
 Year Built                 1975                    1977                          1975
 Number of Units            568                     325                           164
 Unit Mix:                      Type          Total    Type         Total           Type       Total
                            1Br/1Ba - 1A1      238  Studio/1BH         1          BR/1BH       1281
                            1Br/1Ba/Den - 2A2  110  1BR/1.5BH        228          2BR/2BH        36
                            2Br/2Ba - 1B1      165  2BR/1.5BH         96
                            2Br/2Ba/Den - 2B2   55
 Average Unit Size
 (SF)                       845                     829                           955
 Land Area (Acre)           28.2800                 14.7500                       9.0900
 Density (Units/Acre)       20.1                    22.0                          18.0
 Parking Ratio
 (Spaces/Unit)              1.67                    Ample                         2.00
 Parking Type (Gr.,                                                               Open,
  Cov., etc.)               Open                    Open                           Covered
CONDITION:                  Average                 Average                       Average
APPEAL:                     Average                 Good                          Good
AMENITIES:
 Pool/Spa                   Yes/Yes                 Yes/No                        Yes/No
 Gym Room                   Yes                     No                            No
 Laundry Room               Yes                     Yes                           Yes
 Secured Parking            No                      No                            No
 Sport Courts               No                      Yes                           No
 Washer/Dryer Connection    Yes                     Yes                           No
 Fireplace                  No                      No                            No
 Balconies                  Yes                     Yes                           Yes
OCCUPANCY:                  86%                     95%                           93%
TRANSACTION DATA:
 Sale Date                                          January, 2003                 December, 2002
 Sale Price ($)                                     $21,000,000                   $12,600,000
 Grantor                                            582 Redhill (LLC)             Protter Enterprises (Ltd)
 Grantee                                            Greenway Apts. Ltd.           Sherry Apartments (LP)
                                                    Partnership


 Sale Documentation                                 R03-072490                    R02-347205
 Verification                                       Confidential                  Confidential
 Telephone Number
 ESTIMATED PRO-FORMA:                                Total $     $/Unit    $/SF     Total $    $/Unit  $/SF
  Potential Gross Income                            $3,268,260   $10,056  $12.13  $1,549,800  $9,450   $9.90
  Vacancy/Credit Loss                               $  163,413   $   503  $ 0.61  $  108,486  $  662   $0.69
  Effective Gross Income                            $3,104,847   $ 9,553  $11.53  $1,441,314  $8,789   $9.20
  Operating Expenses                                $1,241,939   $ 3,821  $ 4.61  $  504,456  $3,076   $3.22
  Net Operating Income                              $1,862,908   $ 5,732  $ 6.92  $  936,858  $5,713   $5.98
NOTES:                                              None                          Minor repairs reported


  PRICE PER UNIT                                              $64,615                         $76,829
  PRICE PER SQUARE FOOT                                       $ 77.95                         $ 80.46
  EXPENSE RATIO                                                  40.0%                           35.0%
  EGIM                                                           6.76                            8.74
  OVERALL CAP RATE                                               8.87%                           7.44%
  Cap Rate based on Pro
   Forma or Actual Income?                                    PRO FORMA                       PRO FORMA

                                     COMPARABLE                     COMPARABLE                    COMPARABLE
        DESCRIPTION                      I - 3                          I - 4                         I - 5
        -----------                  ----------                     ----------                    ----------
 Property Name              Remington Apartments           Hunters Glen                  Mill Ponds Apartments
                                                             Apartments
LOCATION:
 Address                    525 Fair Meadows Drive         245 North Oakhurst Drive      1331 Modaff Road
 City, State                Romeoville, IL                 Aurora, IL                    Naperville, IL
 County                     Will                           DuPage                        DuPage
PHYSICAL
 CHARATERISTICS:
 Net Rentable Area
 (SF)                       332,206                        299,040                       205,931
 Year Built                 1999                           1989                          1988
 Number of Units            350                            320                           216
 Unit Mix:                    Type      Total               Type       Total              Type        Total
                            1BR/1BH      169               1BR/1BH      128              1BR/1BH         72
                            2BR/2BH      169               2BR/2BH      192              2BR/2BH        144
                            3BR/2BH       12

 Average Unit Size
 (SF)                       949                            935                           953
 Land Area (Acre)           29.1700                        14.8700                       13.4200
 Density (Units/Acre)       12.0                           21.5                          16.1
 Parking Ratio
 (Spaces/Unit)              2.00                           0.46                          2.00
 Parking Type (Gr.,         Open, Covered                  Open, Covered                 Open, Covered
  Cov., etc.)
CONDITION:                  Very Good                      Good                          Average
APPEAL:                     Good                           Good                          Average
AMENITIES:
 Pool/Spa                   Yes/Yes                        Yes/No                        Yes/No
 Gym Room                   Yes                            Yes                           No
 Laundry Room               Yes                            No                            Yes
 Secured Parking            Yes                            Yes                           No
 Sport Courts               Yes                            Yes                           No
 Washer/Dryer
  Connection                Yes                            Yes                           No
 Fireplace                  Yes                            Yes                           No
 Balconies                  Yes                            Yes                           Yes
OCCUPANCY:                  93%                            90%                           96%
TRANSACTION DATA:
 Sale Date                  June, 2002                     February, 2002                May, 2001
 Sale Price ($)             $31,800,000                    $22,800,000                   $14,684,000
 Grantor                    Fairfield Romeoville (LP)      Realty Associates Fund III    State Bank of Countryside
 Grantee                    JRC Remington (LLC)            R.E. Cedar (LP)               Mill Ponds Associates



 Sale Documentation         R0-2109715                     R02-040364                    R01-079063
 Verification               Confidential                   Confidential                  Confidential
 Telephone Number
ESTIMATED PRO-FORMA:         Total $    $/Unit     $/SF     Total $      $/Unit    $/SF    Total $    $/Unit    $/SF
 Potential Gross Income     $4,495,020  $12,843   $13.53   $3,732,300   $11,663   $12.48  $2,087,000  $9,662   $10.13
 Vacancy/Credit Loss        $  314,651  $   899   $ 0.95   $  373,230   $ 1,166   $ 1.25  $        0  $    0   $ 0.00
 Effective Gross Income     $4,180,369  $11,944   $12.58   $3,359,070   $10,497   $11.23  $2,087,000  $9,662   $10.13
 Operating Expenses         $1,672,148  $ 4,778   $ 5.03   $1,511,582   $ 4,724   $ 5.05  $  707,520  $3,276   $ 3.44
 Net Operating Income       $2,508,221  $ 7,166   $ 7.55   $1,847,488   $ 5,773   $ 6.18  $1,379,480  $6,386   $ 6.70

NOTES:                      None                           Estimated $1.8 million worth  None
                                                           of work upgrading the
                                                           clubhouse. (roof and residing)
 PRICE PER UNIT                       $90,857                        $71,250                        $67,981
 PRICE PER SQUARE FOOT                $ 95.72                        $ 76.24                        $ 71.31
 EXPENSE RATIO                           40.0%                          45.0%                          33.9%
 EGIM                                    7.61                           6.79                           7.04
 OVERALL CAP RATE                        7.89%                          8.10%                          9.39%
 Cap Rate based on Pro
  Forma or Actual Income?              PRO FORMA                       PRO FORMA                      ACTUAL

AMERICAN APPRAISAL ASSOCIATES, INC.       SALES COMPARISON APPROACH PAGE 22
LAKESIDE APARTMENTS, LISLE, ILLINOIS

                               IMPROVED SALES MAP
                                     [MAP]

IMPROVED SALES ANALYSIS

The improved sales indicate a sales price range from $64,615 to $90,857 per unit. Adjustments have been made to the sales to reflect differences in location, age/condition and quality/appeal. Generally speaking, larger properties typically have a lower price per unit when compared to smaller properties, all else being equal. Similarly, those projects with a higher average unit size will generally have a higher price per unit. After appropriate adjustments are made, the improved sales demonstrate an adjusted range for the subject from $61,385 to $77,229 per unit with a mean or average adjusted price of $69,474 per unit. The median adjusted price is $67,688 per unit. Based on the following analysis, we have concluded to a value of $75,000 per unit, which results in an "as is" value of $42,200,000 (rounded after necessary adjustment, if any).

AMERICAN APPRAISAL ASSOCIATES, INC.       SALES COMPARISON APPROACH PAGE 23
LAKESIDE APARTMENTS, LISLE, ILLINOIS

SALES ADJUSTMENT GRID

          DESCRIPTION                          SUBJECT             COMPARABLE                 COMPARABLE
                                                                     I - 1                      I - 2
---------------------------------------------------------------------------------------------------------------------
  Property Name                         Lakeside Apartments    Greenway Trail Apartments  Sherry Naperville

  Address                               4800 Lake Trail Drive  136 Greenway Trail         1821 Washington Street

  City                                  Lisle, Illinois        Carol Stream, IL           Naperville, IL
  Sale Date                                                    January, 2003              December, 2002
  Sale Price ($)                                               $21,000,000                $12,600,000
  Net Rentable Area (SF)                480,184                269,400                    156,600
  Number of Units                       568                    325                        164
  Price Per Unit                                               $64,615                    $76,829
  Year Built                            1975                   1977                       1975
  Land Area (Acre)                      28.2800                14.7500                    9.0900
VALUE ADJUSTMENTS                            DESCRIPTION          DESCRIPTION      ADJ.       DESCRIPTION      ADJ.
  Property Rights Conveyed              Fee Simple Estate      Fee Simple Estate    0%    Fee Simple Estate     0%
  Financing                                                    Cash To Seller       0%    Cash To Seller        0%
  Conditions of Sale                                           Arm's Length         0%    Arm's Length          0%
  Date of Sale (Time)                                          01-2003              0%    12-2002               0%
VALUE AFTER TRANS. ADJUST. ($/UNIT)                                 $64,615                      $76,829
  Location                                                     Comparable           0%    Inferior              5%
  Number of Units                       568                    325                  0%    164                 -10%
  Quality / Appeal                      Good                   Inferior             5%    Inferior              5%
  Age / Condition                       1975                   1977 / Average       0%    1975 / Average        5%
  Occupancy at Sale                     86%                    95%                -10%    93%                 -10%
  Amenities                             Good                   Comparable           0%    Comparable            0%
  Average Unit Size (SF)                845                    829                  0%    955                   5%
PHYSICAL ADJUSTMENT                                                                -5%                          0%
FINAL ADJUSTED VALUE ($/UNIT)                                       $61,385                   $76,829

          DESCRIPTION                      COMPARABLE               COMPARABLE                  COMPARABLE
                                             I - 3                    I - 4                       I - 5
---------------------------------------------------------------------------------------------------------------------
  Property Name                         Remington Apartments    Hunters Glen Apartments     Mill Ponds Apartments

  Address                               525 Fair Meadows Drive  245 North Oakhurst Drive    1331 Modaff Road

  City                                  Romeoville, IL          Aurora, IL                  Naperville, IL
  Sale Date                             June, 2002              February, 2002              May, 2001
  Sale Price ($)                        $31,800,000             $22,800,000                 $14,684,000
  Net Rentable Area (SF)                332,206                 299,040                     205,931
  Number of Units                       350                     320                         216
  Price Per Unit                        $90,857                 $71,250                     $67,981
  Year Built                            1999                    1989                        1988
  Land Area (Acre)                      29.1700                 14.8700                     13.4200
VALUE ADJUSTMENTS                          DESCRIPTION    ADJ.    DESCRIPTION     ADJ.         DESCRIPTION       ADJ.
  Property Rights Conveyed              Fee Simple Estate   0%  Fee Simple Estate  0%       Fee Simple Estate     0%
  Financing                             Cash To Seller      0%  Cash To Seller     0%       Cash To Seller        0%
  Conditions of Sale                    Arm's Length        0%  Arm's Length       0%       Arm's Length          0%
  Date of Sale (Time)                   06-2002             0%  02-2002            0%       05-2001               5%
VALUE AFTER TRANS. ADJUST. ($/UNIT)            $90,857               $71,250                      $71,381
  Location                              Comparable          0%  Comparable         0%       Inferior              5%
  Number of Units                       350                 0%  320                0%       216                 -10%
  Quality / Appeal                      Superior           -5%  Comparable         0%       Comparable            0%
  Age / Condition                       1999 / very good   -5%  1989 / Good       -5%       1988 / Average        0%
  Occupancy at Sale                     93%               -10%  90%               -5%       96%                 -10%
  Amenities                             Comparable          0%  Comparable         0%       Comparable            0%
  Average Unit Size (SF)                949                 5%  935                5%       953                   5%
PHYSICAL ADJUSTMENT                                       -15%                    -5%                           -10%
FINAL ADJUSTED VALUE ($/UNIT)               $77,229                $67,688                        $64,243

SUMMARY

VALUE RANGE (PER UNIT)               $61,385    TO   $77,229
MEAN (PER UNIT)                      $69,474
MEDIAN (PER UNIT)                    $67,688
VALUE CONCLUSION (PER UNIT)          $75,000

VALUE OF IMPROVEMENT & MAIN SITE                     $42,600,000
  LESS: LEASE-UP COST                               -$   341,000
  PV OF CONCESSIONS                                 -$   107,000
VALUE INDICATED BY SALES COMPARISON APPROACH         $42,152,000

ROUNDED                                              $42,200,000

NET OPERATING INCOME (NOI) ANALYSIS

We have also conducted a net operating income (NOI) comparison analysis. The NOI effectively takes into account the various physical, location, and operating aspects of the sale. When the subject's NOI is compared to the sale NOI, a percent adjustment can be arrived at. The following table illustrates this analysis.

AMERICAN APPRAISAL ASSOCIATES, INC.       SALES COMPARISON APPROACH      PAGE 24
LAKESIDE APARTMENTS, LISLE, ILLINOIS

                                         NOI PER UNIT COMPARISON
-----------------------------------------------------------------------------------------------
                     SALE PRICE               NOI/      SUBJECT NOI
COMPARABLE   NO. OF  ----------            ----------  --------------   ADJUSTMENT   INDICATED
NO.          UNITS   PRICE/UNIT     OAR     NOI/UNIT   SUBJ. NOI/UNIT     FACTOR     VALUE/UNIT
-----------------------------------------------------------------------------------------------
  I-1         325    $21,000,000   8.87%   $1,862,908    $3,534,215       1.086       $70,141
                     -----------           --------------------------
                     $    64,615           $    5,732    $    6,222
-----------------------------------------------------------------------------------------------
  I-2         164    $12,600,000   7.44%   $  936,858    $3,534,215       1.089       $83,684
                     -----------           --------------------------
                     $    76,829           $    5,713    $    6,222
-----------------------------------------------------------------------------------------------
  I-3         350    $31,800,000   7.89%   $2,508,221    $3,534,215       0.868       $78,887
                     -----------           --------------------------
                     $    90,857           $    7,166    $    6,222
-----------------------------------------------------------------------------------------------
  I-4         320    $22,800,000   8.10%   $1,847,488    $3,534,215       1.078       $76,789
                     -----------           --------------------------
                     $    71,250           $    5,773    $    6,222
-----------------------------------------------------------------------------------------------
  I-5         216    $14,684,000   9.39%   $1,379,480    $3,534,215       0.974       $66,233
                     -----------           --------------------------
                     $    67,981           $    6,386    $    6,222
===============================================================================================

               PRICE/UNIT                    VALUE ANALYSIS BASED ON COMPARABLES NOI PER UNIT
-----------------------------------------------------------------------------------------------------
Low          High     Average  Median  Estimated Price Per Unit                           $    76,000
$66,233      $83,684  $75,147  $76,789 Number of Units                                            568

                                       VALUE                                              $43,168,000
                                         Less: Lease-Up Cost                             -$   341,000
                                         PV of Concessions                               -$   107,000
                                                                                         ------------
                                       Value Based on NOI Analysis                        $42,720,000
                                                                           Rounded        $42,700,000

The adjusted sales indicate a range of value between $66,233 and $83,684 per unit, with an average of $75,147 per unit. Based on the subject's competitive position within the improved sales, a value of $76,000 per unit is estimated. This indicates an "as is" market value of $42,700,000 (rounded after necessary adjustment, if any) for the NOI Per Unit Analysis.

EFFECTIVE GROSS INCOME MULTIPLIER (EGIM) ANALYSIS

The effective gross income multiplier (EGIM) is derived by dividing the sales price by the total effective gross income. The following table illustrates the EGIMs for the comparable improved sales.

AMERICAN APPRAISAL ASSOCIATES, INC.       SALES COMPARISON APPROACH  PAGE 25
LAKESIDE APARTMENTS, LISLE, ILLINOIS

                       EFFECTIVE GROSS INCOME MULTIPLIER COMPARISON
-----------------------------------------------------------------------------------------
                     SALE PRICE
COMPARABLE   NO. OF  -----------     EFFECTIVE    OPERATING               SUBJECT
  NO.        UNITS   PRICE/UNIT    GROSS INCOME    EXPENSE     OER     PROJECTED OER EGIM
-----------------------------------------------------------------------------------------
  I-1         325    $21,000,000   $  3,104,847  $1,241,939   40.00%                 6.76
                     -----------
                     $    64,615
--------------------------------------------------------------------                 ----
  I-2         164    $12,600,000   $  1,441,314  $  504,456   35.00%                 8.74
                     -----------
                     $    76,829
--------------------------------------------------------------------                 ----
  I-3         350    $31,800,000   $  4,180,369  $1,672,148   40.00%                 7.61
                     -----------
                     $    90,857                                        40.46%
--------------------------------------------------------------------                 ----
  I-4         320    $22,800,000   $  3,359,070  $1,511,582   45.00%                 6.79
                     -----------
                     $    71,250
--------------------------------------------------------------------                 ----
  I-5         216    $14,684,000   $  2,087,000  $  707,520   33.90%                 7.04
                     -----------
                     $    67,981
=========================================================================================

            EGIM                     VALUE ANALYSIS BASED ON EGIM'S OF COMPARABLE SALES
----------------------------------------------------------------------------------------
Low     High   Average   Median     Estimate EGIM                                   7.00
6.76    8.74    7.39      7.04      Subject EGI                              $ 6,222,358

                                    VALUE                                    $43,556,506
                                      Less: Lease-Up Cost                   -$   341,000
                                      PV of Concessions                     -   $107,000
                                                                            ------------
                                    Value Based on EGIM Analysis             $43,108,506
                                                                  Rounded    $43,100,000

                                                    Value Per Unit           $    75,880

There is an inverse relationship, which generally holds among EGIMs and operating expenses. Properties, which have higher expense ratios, typically sell for relatively less and therefore produce a lower EGIM. As will be illustrated in the Income Capitalization Approach of this report, the subject's operating expense ratio (OER) is estimated at 40.46% before reserves. The comparable sales indicate a range of expense ratios from 33.90% to 45.00%, while their EGIMs range from 6.76 to 8.74. Overall, we conclude to an EGIM of 7.00, which results in an "as is" value estimate in the EGIM Analysis of $43,100,000.

SALES COMPARISON CONCLUSION

The three valuation methods in the Sales Comparison Approach are shown below. The overall value via the Sales Comparison Approach is estimated at $42,700,000.

Price Per Unit                  $42,200,000
NOI Per Unit                    $42,700,000
EGIM Analysis                   $43,100,000

Sales Comparison Conclusion     $42,700,000

AMERICAN APPRAISAL ASSOCIATES, INC.    INCOME CAPITALIZATION APPROACH  PAGE 26
LAKESIDE APARTMENTS, LISLE, ILLINOIS

                         INCOME CAPITALIZATION APPROACH

The income capitalization approach is based on the premise that value is created by the expectation of future benefits. We estimated the present value of those benefits to derive an indication of the amount that a prudent, informed purchaser-investor would pay for the right to receive them as of the date of value.

This approach requires an estimate of the NOI of a property. The estimated NOI is then converted to a value indication by use of either the direct capitalization or the discounted cash flow analysis (yield capitalization).

Direct capitalization uses a single year's stabilized NOI as a basis for a value indication by dividing the income by a capitalization rate. The rate chosen accounts for a recapture of the investment by the investor and should reflect all factors that influence the value of the property, such as tenant quality, property condition, neighborhood change, market trends, interest rates, and inflation. The rate may be extracted from local market transactions or, when transaction evidence is lacking, obtained from trade sources.

A discounted cash flow analysis focuses on the operating cash flows expected from the property and the proceeds of a hypothetical sale at the end of a holding period (the reversion). The cash flows and reversion are discounted to their present values using a market-derived discount rate and are added together to obtain a value indication. Because benefits to be received in the future are worth less than the same benefits received in the present, this method weights income in the early years more heavily than the income and the sale proceeds to be received later. The strength of the discounted cash flow method is its ability to recognize variations in projected net income, such as those caused by inflation, stepped leases, neighborhood change, or tenant turnover. Its weakness is that it requires many judgments regarding the actions of likely buyers and sellers of the property in the future.

In some situations, both methods yield a similar result. The discounted cash flow method is typically more appropriate for the analysis of investment properties with multiple or long-term leases, particularly leases with cancellation clauses or renewal options. It is especially useful for multi-tenant properties in volatile markets. The direct capitalization

AMERICAN APPRAISAL ASSOCIATES, INC.      INCOME CAPITALIZATION APPROACH  PAGE 27
LAKESIDE APARTMENTS, LISLE, ILLINOIS

method is normally more appropriate for properties with relatively stable operating histories and expectations.

A pro forma analysis for the first year of the investment is made to estimate a reasonable potential net operating income for the Subject Property. Such an analysis entails an estimate of the gross income the property should command in the marketplace. From this total gross income must be deducted an allowance for vacancy/collection loss and operating expenses as dictated by general market conditions and the overall character of the subject's tenancy and leased income to arrive at a projected estimate of net operating income. Conversion of the net operating income to an indication of value is accomplished by the process of capitalization, as derived primarily from market data.

MARKET RENT ANALYSIS

In order to determine a market rental rate for the subject, a survey of competing apartment communities was performed. This survey was displayed previously in the market analysis section of the report. Detailed information pertaining to each of the comparable rental communities, along with photographs, is presented in the Addenda of this report.

The following charts display the subject's current asking and actual rent rates as well as a comparison with the previous referenced comparable rental properties.

              SUMMARY OF ACTUAL AVERAGE RENTS
-------------------------------------------------------------
                                    Average
                    Unit Area   -----------------
Unit Type           (Sq. Ft.)   Per Unit   Per SF   %Occupied
-------------------------------------------------------------
1Br/1Ba - 1A1          723       $  692    $0.96      91.6%
1Br/1Ba/Den - 2A2      830       $  793    $0.96      93.6%
2Br/2Ba - 1B1          945       $  900    $0.95      78.2%
2Br/2Ba/Den - 2B2     1107       $1,081    $0.98      72.7%

AMERICAN APPRAISAL ASSOCIATES, INC.      INCOME CAPITALIZATION APPROACH  PAGE 28
LAKESIDE APARTMENTS, LISLE, ILLINOIS

                                  RENT ANALYSIS

                                                                        COMPARABLE RENTS
                                                           -------------------------------------------
                                                               R-1         R-2         R-3      R-4
                                                           -------------------------------------------
                                                               The
                                                           Preserve at  Chesapeake  Windscape  Country
                                                           Cress Creek   Landing     Village    Lakes
                                                           Apartments
                                                           -------------------------------------------
                                                                     COMPARISON TO SUBJECT
                                         SUBJECT  SUBJECT  -------------------------------------------
                          SUBJECT UNIT   ACTUAL   ASKING    Slightly
    DESCRIPTION              TYPE         RENT     RENT     Superior      Similar    Similar   Similar
------------------------------------------------------------------------------------------------------
Monthly Rent              1Br/1Ba - 1A1  $   692  $   684   $    885     $   873     $   819   $   749
Unit Area (SF)                               723      723        747         575         720       769
Monthly Rent Per Sq. Ft.                 $  0.96  $  0.95   $   1.18     $  1.52     $  1.14   $  0.97
------------------------------------------------------------------------------------------------------
Monthly Rent              1Br/1Ba/Den -  $   793  $   739   $    976     $   949               $   789
Unit Area (SF)            2A2                830      830        957         841                   850
Monthly Rent Per Sq. Ft.                 $  0.96  $  0.89   $   1.02     $  1.13               $  0.93
------------------------------------------------------------------------------------------------------
Monthly Rent              2Br/2Ba - 1B1  $   900  $   819   $  1,113     $ 1,017     $   961   $   858
Unit Area (SF)                               945      945      1,084         965         850       929
Monthly Rent Per Sq. Ft.                 $  0.95  $  0.87   $   1.03     $  1.05     $  1.13   $  0.92
------------------------------------------------------------------------------------------------------
Monthly Rent              2Br/2Ba/Den -  $ 1,081  $   999   $  1,206                 $ 1,048   $   899
Unit Area (SF)            2B2              1,107    1,107      1,170                   1,050     1,010
Monthly Rent Per Sq. Ft.                 $  0.98  $  0.90   $   1.03                 $  1.00   $  0.89
------------------------------------------------------------------------------------------------------

    DESCRIPTION            MIN     MAX    MEDIAN  AVERAGE
---------------------------------------------------------
Monthly Rent              $  749  $  885  $  846  $   832
Unit Area (SF)               575     769     734      703
Monthly Rent Per Sq. Ft.  $ 0.97  $ 1.52  $ 1.16  $  1.20
---------------------------------------------------------
Monthly Rent              $  789  $  976  $  949  $   905
Unit Area (SF)               841     957     850      883
Monthly Rent Per Sq. Ft.  $ 0.93  $ 1.13  $ 1.02  $  1.03
---------------------------------------------------------
Monthly Rent              $  858  $1,113  $  989  $   987
Unit Area (SF)               850   1,084     947      957
Monthly Rent Per Sq. Ft.  $ 0.92  $ 1.13  $ 1.04  $  1.03
---------------------------------------------------------
Monthly Rent              $  899  $1,206  $1,048  $ 1,051
Unit Area (SF)             1,010   1,170   1,050    1,077
Monthly Rent Per Sq. Ft.  $ 0.89  $ 1.03  $ 1.00  $  0.97
---------------------------------------------------------

CONCLUDED MARKET RENTAL RATES AND TERMS

Based on this analysis above, the subject's concluded market rental rates and gross rental income is calculated as follows:

                              GROSS RENTAL INCOME PROJECTION
-------------------------------------------------------------------------------------
                                                  Market Rent
                                    Unit Area  ----------------  Monthly     Annual
    Unit Type      Number of Units  (Sq. Ft.)  Per Unit  Per SF   Income     Income
-------------------------------------------------------------------------------------
1Br/1Ba - 1A1           238             723    $    750  $ 1.04  $178,500  $2,142,000
1Br/1Ba/Den - 2A2       110             830    $    900  $ 1.08  $ 99,000  $1,188,000
2Br/2Ba - 1B1           165             945    $  1,000  $ 1.06  $165,000  $1,980,000
2Br/2Ba/Den - 2B2        55           1,107    $  1,050  $ 0.95  $ 57,750  $  693,000
                                                         Total   $500,250  $6,003,000
=====================================================================================

PRO FORMA ANALYSIS

For purposes of this appraisal, we were provided with income and expense data for the subject property. A summary of this data is presented on the following page.

AMERICAN APPRAISAL ASSOCIATES, INC.    INCOME CAPITALIZATION APPROACH    PAGE 29
LAKESIDE APARTMENTS, LISLE, ILLINOIS

SUMMARY OF HISTORICAL INCOME & EXPENSES

                             FISCAL YEAR    2000       FISCAL YEAR      2001       FISCAL YEAR      2002
                           -------------------------   -------------------------   -------------------------
                                      ACTUAL                    ACTUAL                       ACTUAL
                           -------------------------   -------------------------   -------------------------
      DESCRIPTION              TOTAL      PER UNIT         TOTAL       PER UNIT       TOTAL       PER UNIT
------------------------------------------------------------------------------------------------------------
Revenues
  Rental Income            $ 5,845,612   $    10,292   $ 6,104,956   $    10,748   $ 5,899,938   $    10,387

  Vacancy                  $   287,345   $       506   $   488,009   $       859   $   601,303   $     1,059
  Credit Loss/Concessions  $   248,993   $       438   $   392,664   $       691   $   227,005   $       400
                           ---------------------------------------------------------------------------------
    Subtotal               $   536,338   $       944   $   880,673   $     1,550   $   828,308   $     1,458

  Laundry Income           $         0   $         0   $         0   $         0   $         0   $         0
  Garage Revenue           $         0   $         0   $         0   $         0   $         0   $         0
  Other Misc. Revenue      $   306,776   $       540   $   491,176   $       865   $   507,369   $       893
                           ---------------------------------------------------------------------------------
    Subtotal Other Income  $   306,776   $       540   $   491,176   $       865   $   507,369   $       893
                           ---------------------------------------------------------------------------------
Effective Gross Income     $ 5,616,050   $     9,887   $ 5,715,459   $    10,062   $ 5,578,999   $     9,822

Operating Expenses
  Taxes                    $   478,724   $       843   $   549,535   $       967   $   688,387   $     1,212
  Insurance                $    55,774   $        98   $    69,691   $       123   $    92,429   $       163
  Utilities                $   480,599   $       846   $   661,782   $     1,165   $   592,709   $     1,044
  Repair & Maintenance     $   105,348   $       185   $    75,056   $       132   $    97,104   $       171
  Cleaning                 $    35,245   $        62   $    21,087   $        37   $    32,200   $        57
  Landscaping              $    19,773   $        35   $    27,339   $        48   $    33,396   $        59
  Security                 $         0   $         0   $         0   $         0   $         0   $         0
  Marketing & Leasing      $    97,436   $       172   $    70,149   $       124   $   104,080   $       183
  General Administrative   $   461,170   $       812   $   468,370   $       825   $   519,487   $       915
  Management               $   291,391   $       513   $   312,948   $       551   $   280,673   $       494
  Miscellaneous            $   369,859   $       651   $    76,448   $       135   $   251,445   $       443
                           ---------------------------------------------------------------------------------
Total Operating Expenses   $ 2,395,319   $     4,217   $ 2,332,405   $     4,106   $ 2,691,910   $     4,739

  Reserves                 $         0   $         0   $         0   $         0   $         0   $         0
                           ---------------------------------------------------------------------------------
Net Income                 $ 3,220,731   $     5,670   $ 3,383,054   $     5,956   $ 2,887,089   $     5,083
------------------------------------------------------------------------------------------------------------

                           FISCAL YEAR     2003       ANNUALIZED      2003
                           ------------------------   -----------------------   -----------------------  ------
                              MANAGEMENT BUDGET              PROJECTION                     AAA PROJECTION
                           ------------------------   -----------------------   -------------------------------
      DESCRIPTION             TOTAL       PER UNIT      TOTAL       PER UNIT      TOTAL        PER UNIT    %
---------------------------------------------------------------------------------------------------------------
Revenues
  Rental Income            $ 5,829,709   $   10,264   $5,628,788   $    9,910   $6,003,000   $   10,569  100.0%

  Vacancy                  $    26,726   $       47   $  702,124   $    1,236   $  300,150   $      528    5.0%
  Credit Loss/Concessions  $   223,936   $      394   $  318,084   $      560   $  120,060   $      211    2.0%
                           ------------------------------------------------------------------------------------
    Subtotal               $   250,662   $      441   $1,020,208   $    1,796   $  420,210   $      740    7.0%

  Laundry Income           $         0   $        0   $        0   $        0   $        0   $        0    0.0%
  Garage Revenue           $         0   $        0   $        0   $        0   $        0   $        0    0.0%
  Other Misc. Revenue      $   639,648   $    1,126   $  554,132   $      976   $  639,568   $    1,126   10.7%
                           ------------------------------------------------------------------------------------
    Subtotal Other Income  $   639,648   $    1,126   $  554,132   $      976   $  639,568   $    1,126   10.7%
                           ------------------------------------------------------------------------------------
Effective Gross Income     $ 6,218,695   $   10,948   $5,162,712   $    9,089   $6,222,358   $   10,955  100.0%

Operating Expenses
  Taxes                    $   638,422   $    1,124   $  638,780   $    1,125   $  638,432   $    1,124   10.3%
  Insurance                $    98,478   $      173   $   96,024   $      169   $   98,264   $      173    1.6%
  Utilities                $   556,307   $      979   $  556,232   $      979   $  556,072   $      979    8.9%
  Repair & Maintenance     $    77,275   $      136   $  225,264   $      397   $   77,248   $      136    1.2%
  Cleaning                 $         0   $        0   $   21,504   $       38   $        0   $        0    0.0%
  Landscaping              $   148,540   $      262   $        0   $        0   $  148,816   $      262    2.4%
  Security                 $         0   $        0   $   15,784   $       28   $        0   $        0    0.0%
  Marketing & Leasing      $    94,738   $      167   $   47,732   $       84   $   94,856   $      167    1.5%
  General Administrative   $   495,932   $      873   $  456,708   $      804   $  495,864   $      873    8.0%
  Management               $   322,624   $      568   $  256,932   $      452   $  186,671   $      329    3.0%
  Miscellaneous            $   221,308   $      390   $  106,468   $      187   $  221,520   $      390    3.6%
                           ------------------------------------------------------------------------------------
Total Operating Expenses   $ 2,653,624   $    4,672   $2,421,428   $    4,263   $2,517,743   $    4,433   40.5%

  Reserves                 $         0   $        0   $        0   $        0   $  170,400   $      300    6.8%
                           ------------------------------------------------------------------------------------
Net Income                 $ 3,565,071   $    6,277   $2,741,284   $    4,826   $3,534,215   $    6,222   56.8%
---------------------------------------------------------------------------------------------------------------

REVENUES AND EXPENSES

The subject's revenue and expense projections are displayed on the previous chart. Rental income is based on the market analysis previously discussed. Other income consists of forfeited deposits, laundry income, late rent payments, month to month fees,pet fees, vending machine revenue, etc.

We forecasted the property's annual operating expenses after reviewing its historical performance at the subject property. We analyzed each item of expense and attempted to forecast amounts a typical informed investor would consider reasonable.

VACANCY AND COLLECTION LOSS

An investor is primarily interested in the annual revenue an income property is likely to produce over a specified period of time, rather than the income it could produce if it were always 100% occupied and all tenants were paying their rent in full and on time. An investor normally expects some income loss as tenants vacate, fail to pay rent, or pay their rent late.

We have projected a stabilized vacancy and collection loss rate of 7% based on the subject's historical performance, as well as the anticipated future market conditions.

AMERICAN APPRAISAL ASSOCIATES, INC.      INCOME CAPITALIZATION APPROACH  PAGE 30
LAKESIDE APARTMENTS, LISLE, ILLINOIS

RESERVES FOR REPLACEMENT

"Reserves for replacements" is a contingency account allocated to the expenses of the property to provide for replacement of short-lived items and for unforeseen necessary capital expenditures. We have utilized the Korpacz Real Estate Investor Survey of the national apartment market, which reports a range of replacement reserves between $150 and $400 per unit. For purposes of this analysis, we have included an allowance of $300 per unit for reserves for replacement.

CAPITAL EXPENDITURES

Capital expenditures represent expenses for immediate repair or replacement of items that have average to long lives. Based on our inspection of the property as well as discussions with property management personnel, there are no major items remaining in need of repair or replacement that would require an expense beyond our reserves for replacement. Therefore an allowance of $300 per unit should be satisfactory in our reserves for replacement to cover future capital expenditures.

DISCOUNTED CASH FLOW ANALYSIS

As the subject is a multi-tenant income property, the Discounted Cash Flow Method is considered appropriate. This method is especially meaningful in that it isolates the timing of the annual cash flows and discounts them, along with the expected equity reversion, to a present value. The present value of the cash flow is added to the present value of the reversion, resulting in a total property value.

INVESTMENT CRITERIA

Appropriate investment criteria will be derived for the subject based upon analysis of comparable sales and a survey of real estate investors. The following table summarizes the findings of Korpacz National Investor Survey for the most recent period.

                        KORPACZ NATIONAL INVESTOR SURVEY

                                1ST QUARTER 2003

                            NATIONAL APARTMENT MARKET

                          CAPITALIZATION RATES
               ------------------------------------------
                    GOING-IN               TERMINAL
               ------------------      ------------------
                LOW         HIGH        LOW        HIGH
---------------------------------------------------------
RANGE          6.00%       10.00%      7.00%       10.00%
AVERAGE               8.14%                  8.47%

AMERICAN APPRAISAL ASSOCIATES, INC.      INCOME CAPITALIZATION APPROACH  PAGE 31
LAKESIDE APARTMENTS, LISLE, ILLINOIS

                    SUMMARY OF OVERALL
                    CAPITALIZATION RATES
----------------------------------------------------
COMP. NO.   SALE DATE   OCCUP.  PRICE/UNIT      OAR
----------------------------------------------------
  I-1        Jan-03      95%      $64,615      8.87%
  I-2        Dec-02      93%      $76,829      7.44%
  I-3        Jun-02      93%      $90,857      7.89%
  I-4        Feb-02      90%      $71,250      8.10%
  I-5        May-01      96%      $67,981      9.39%
                                        High   9.39%
                                        Low    7.44%
                                     Average   8.34%

                               LOCAL BROKER SURVEY
--------------------------------------------------------------------
     BROKER                       COMPANY            MARKET CAP RATE
--------------------------------------------------------------------
Class B & C Properties     Real Capital Analytics      5.5% - 7.8%
====================================================================

Based on this information, we have concluded the subject's overall capitalization rate should be 8.25%. The terminal capitalization rate is applied to the net operating income estimated for the year following the end of the holding period. Based on the concluded overall capitalization rate, the age of the property and the surveyed information, we have concluded the subject's terminal capitalization rate to be 8.75%. Finally, the subject's discount rate or yield rate is estimated based on the previous investor survey and an examination of returns available on alternative investments in the market. Based on this analysis, the subject's discount rate is estimated to be 11.00%.

HOLDING PERIOD

The survey of investors indicates that most investors are completing either 10-year cash flows or extending the analysis to the end of the lease if it is more than 10-years. A 10-year period has been used in the analysis of the subject with the eleventh year stabilized NOI used to determine the reversion.

SELLING COSTS

Sales of similar size properties are typically accomplished with the aid of a broker and will also incur legal and other transaction related cost. Based on our survey of brokers and a review of institutional investor projections, an allowance of 2.00% of the sale amount is applied.

AMERICAN APPRAISAL ASSOCIATES, INC.      INCOME CAPITALIZATION APPROACH  PAGE 32
LAKESIDE APARTMENTS, LISLE, ILLINOIS

DISCOUNTED CASH FLOW CONCLUSION

Discounting the annual cash flows and the equity reversion at the selected rate of 11.00% indicates a value of $43,100,000. In this instance, the reversion figure contributes approximately 43% of the total value. Investors surveyed for this assignment indicated they would prefer to have the cash flow contribute anywhere from 50% to 60%. Overall, the blend seems reasonable. The cash flow and pricing matrix are located on the following pages.

AMERICAN APPRAISAL ASSOCIATES, INC.                     INCOME APPROACH  PAGE 33
LAKESIDE APARTMENTS, LISLE, ILLINOIS

DISCOUNTED CASH FLOW ANALYSIS

                                                                 LAKESIDE APARTMENTS
                                                                 -------------------
           YEAR                      MAY-2004     MAY-2005     MAY-2006     MAY-2007     MAY-2008     MAY-2009
        FISCAL YEAR                     1            2            3             4            5            6
---------------------------------------------------------------------------------------------------------------
REVENUE
  Base Rent                         $6,003,000   $6,183,090   $6,368,583   $6,559,640   $6,756,429   $6,959,122

  Vacancy                           $  654,760   $  348,855   $  318,429   $  327,982   $  337,821   $  347,956
  Credit Loss                       $  120,060   $  123,662   $  127,372   $  131,193   $  135,129   $  139,182
  Concessions                       $  119,280   $        0   $        0   $        0   $        0   $        0
                                    ---------------------------------------------------------------------------
    Subtotal                        $  894,100   $  472,517   $  445,801   $  459,175   $  472,950   $  487,139

  Laundry Income                    $        0   $        0   $        0   $        0   $        0   $        0
  Garage Revenue                    $        0   $        0   $        0   $        0   $        0   $        0
  Other Misc. Revenue               $  639,568   $  658,755   $  678,518   $  698,873   $  719,839   $  741,435
                                    ---------------------------------------------------------------------------
    Subtotal Other Income           $  639,568   $  658,755   $  678,518   $  698,873   $  719,839   $  741,435
                                    ---------------------------------------------------------------------------
EFFECTIVE GROSS INCOME              $5,748,468   $6,369,328   $6,601,300   $6,799,339   $7,003,319   $7,213,418

OPERATING EXPENSES:
  Taxes                             $  638,432   $  657,585   $  677,313   $  697,632   $  718,561   $  740,118
  Insurance                         $   98,264   $  101,212   $  104,248   $  107,376   $  110,597   $  113,915
  Utilities                         $  556,072   $  572,754   $  589,937   $  607,635   $  625,864   $  644,640
  Repair & Maintenance              $   77,248   $   79,565   $   81,952   $   84,411   $   86,943   $   89,552
  Cleaning                          $        0   $        0   $        0   $        0   $        0   $        0
  Landscaping                       $  148,816   $  153,280   $  157,879   $  162,615   $  167,494   $  172,519
  Security                          $        0   $        0   $        0   $        0   $        0   $        0
  Marketing & Leasing               $   94,856   $   97,702   $  100,633   $  103,652   $  106,761   $  109,964
  General Administrative            $  495,864   $  510,740   $  526,062   $  541,844   $  558,099   $  574,842
  Management                        $  172,454   $  191,080   $  198,039   $  203,980   $  210,100   $  216,403
  Miscellaneous                     $  221,520   $  228,166   $  235,011   $  242,061   $  249,323   $  256,802
                                    ---------------------------------------------------------------------------

TOTAL OPERATING EXPENSES            $2,503,526   $2,592,084   $2,671,073   $2,751,205   $2,833,742   $2,918,754

  Reserves                          $  170,400   $  175,512   $  180,777   $  186,201   $  191,787   $  197,540
                                    ---------------------------------------------------------------------------
NET OPERATING INCOME                $3,074,542   $3,601,732   $3,749,449   $3,861,932   $3,977,790   $4,097,124
===============================================================================================================

Operating Expense Ratio (% of EGI)        43.6%        40.7%        40.5%        40.5%        40.5%        40.5%
Operating Expense Per Unit          $    4,408   $    4,564   $    4,703   $    4,844   $    4,989   $    5,139
===============================================================================================================

                                                        LAKESIDE APARTMENTS
                                                        -------------------
           YEAR                      MAY-2010     MAY-2011     MAY-2012     MAY-2013     MAY-2014
        FISCAL YEAR                      7            8           9            10           11
--------------------------------------------------------------------------------------------------
REVENUE
  Base Rent                         $7,167,896   $7,382,933   $7,604,421   $7,832,553   $8,067,530

  Vacancy                           $  358,395   $  369,147   $  380,221   $  391,628   $  403,377
  Credit Loss                       $  143,358   $  147,659   $  152,088   $  156,651   $  161,351
  Concessions                       $        0   $        0   $        0   $        0   $        0
                                    --------------------------------------------------------------
    Subtotal                        $  501,753   $  516,805   $  532,309   $  548,279   $  564,727

  Laundry Income                    $        0   $        0   $        0   $        0   $        0
  Garage Revenue                    $        0   $        0   $        0   $        0   $        0
  Other Misc. Revenue               $  763,678   $  786,588   $  810,186   $  834,491   $  859,526
                                    --------------------------------------------------------------
    Subtotal Other Income           $  763,678   $  786,588   $  810,186   $  834,491   $  859,526
                                    --------------------------------------------------------------
EFFECTIVE GROSS INCOME              $7,429,821   $7,652,715   $7,882,297   $8,118,766   $8,362,329

OPERATING EXPENSES:
  Taxes                             $  762,321   $  785,191   $  808,747   $  833,009   $  857,999
  Insurance                         $  117,332   $  120,852   $  124,478   $  128,212   $  132,059
  Utilities                         $  663,979   $  683,898   $  704,415   $  725,548   $  747,314
  Repair & Maintenance              $   92,238   $   95,005   $   97,855   $  100,791   $  103,815
  Cleaning                          $        0   $        0   $        0   $        0   $        0
  Landscaping                       $  177,694   $  183,025   $  188,516   $  194,171   $  199,996
  Security                          $        0   $        0   $        0   $        0   $        0
  Marketing & Leasing               $  113,263   $  116,661   $  120,161   $  123,766   $  127,479
  General Administrative            $  592,088   $  609,850   $  628,146   $  646,990   $  666,400
  Management                        $  222,895   $  229,581   $  236,469   $  243,563   $  250,870
  Miscellaneous                     $  264,506   $  272,442   $  280,615   $  289,033   $  297,704
                                    --------------------------------------------------------------

TOTAL OPERATING EXPENSES            $3,006,317   $3,096,506   $3,189,401   $3,285,083   $3,383,636

  Reserves                          $  203,467   $  209,571   $  215,858   $  222,333   $  229,003
                                    --------------------------------------------------------------
NET OPERATING INCOME                $4,220,038   $4,346,639   $4,477,038   $4,611,349   $4,749,690
==================================================================================================

Operating Expense Ratio (% of EGI)        40.5%        40.5%        40.5%        40.5%        40.5%
Operating Expense Per Unit          $    5,293   $    5,452   $    5,615   $    5,784   $    5,957
==================================================================================================

Estimated Stabilized NOI $3,534,215  Sales Expense Rate  2.00% Gross Residual Sale Price $54,282,169 Deferred
                                                                                                       Maintenance      $         0
Months to Stabilized             17  Discount Rate      11.00% Less: Sales Expense       $ 1,085,643 Add: Excess Land   $         0
Stabilized Occupancy           95.0% Terminal Cap Rate   8.75%                           -----------

                                                               Net Residual Sale Price   $53,196,525 Other Adjustments  $         0
                                                                                                                        -----------
                                                               PV of Reversion           $18,734,991 Value Indicated By
                                                                                                        "DCF"           $43,064,716
                                                               Add: NPV of NOI           $24,329,725        Rounded     $43,100,000
                                                                                         -----------
                                                               PV Total                  $43,064,716

                                        "DCF" VALUE SENSITIVITY TABLE
------------------------------------------------------------------------------------------------
                                                  DISCOUNT RATE
  TOTAL VALUE      -----------------------------------------------------------------------------
                              10.50%        10.75%        11.00%         11.25%         11.50%
------------------------------------------------------------------------------------------------
                   8.25%   $45,713,584   $44,948,444   $44,200,170    $43,468,332    $42,752,516
                   -----------------------------------------------------------------------------
                   8.50%   $45,102,169   $44,350,692   $43,615,745    $42,896,908    $42,193,776
                   -----------------------------------------------------------------------------
TERMINAL CAP RATE  8.75%   $44,525,693   $43,787,098   $43,064,716    $42,358,137    $41,666,964
                   -----------------------------------------------------------------------------
                   9.00%   $43,981,243   $43,254,814   $42,544,299    $41,849,298    $41,169,419
                   -----------------------------------------------------------------------------
                   9.25%   $43,466,223   $42,751,302   $42,052,013    $41,367,964    $40,698,769
------------------------------------------------------------------------------------------------

AMERICAN APPRAISAL ASSOCIATES, INC.                 INCOME APPROACH PAGE 34
LAKESIDE APARTMENTS, LISLE, ILLINOIS

INCOME LOSS DURING LEASE-UP

The subject is currently 86% occupied, below our stabilized occupancy projection. We have estimated a 17-month lease-up period. An adjustment must be made to bring the subject to a stabilized operating level. To account for this income loss during lease-up, we have compared the current DCF analysis to an "as stabilized" DCF analysis assuming the subject's occupancy were stabilized. The difference in net operating income during the lease-up period is discounted to a present value figure of $341,000 as shown in the following table.

        DESCRIPTION                   YEAR 1       YEAR 2
-----------------------------------------------------------
"As Is" Net Operating Income        $3,074,542   $3,601,732
Stabilized Net Operating Income     $3,418,514   $3,640,242
                                    -----------------------
Difference                          $  343,971   $   38,510

PV of Income Loss During Lease-Up   $  341,140
                                    -----------------------
      Rounded                       $  341,000
                                    ----------

CONCESSIONS

Due to softness in the market, concessions have been utilized at the subject property and within the market. Based on our discussions with the subject's property manager and those at competing properties, these concessions are expected to continue in the near term until the market returns to a stabilized level. Concessions have been included as a line item deduction within the discounted cash flow analysis. The present value of these concessions equates to $107,000 (rounded). This amount has been deducted from the Direct Capitalization analysis, as well as the Sales Comparison Approach value.

DIRECT CAPITALIZATION METHOD

After having projected the income and expenses for the property, the next step in the valuation process is to capitalize the net income into an estimate of value. The selected overall capitalization rate ("OAR") covers both return on and return of capital. It is the overall rate of return an investor expects.

AMERICAN APPRAISAL ASSOCIATES, INC.             INCOME APPROACH PAGE 35
LAKESIDE APARTMENTS, LISLE, ILLINOIS

After considering the market transactions and the investor surveys, we previously conclude that an overall rate of 8.25% percent is applicable to the subject. The results of our direct capitalization analysis are as follows:

AMERICAN APPRAISAL ASSOCIATES, INC.             INCOME APPROACH PAGE 36
LAKESIDE APARTMENTS, LISLE, ILLINOIS

                                            LAKESIDE APARTMENTS
                                            -------------------
                                              TOTAL       PER SQ. FT.   PER UNIT   %OF EGI
------------------------------------------------------------------------------------------
REVENUE
   Base Rent                                $ 6,003,000     $ 12.50     $ 10,569

   Less: Vacancy & Collection Loss 7.00%    $   420,210     $  0.88     $    740

   Plus: Other Income
     Laundry Income                         $         0     $  0.00     $      0     0.00%
     Garage Revenue                         $         0     $  0.00     $      0     0.00%
     Other Misc. Revenue                    $   639,568     $  1.33     $  1,126    10.28%
                                           ----------------------------------------------
        Subtotal Other Income               $   639,568     $  1.33     $  1,126    10.28%

EFFECTIVE GROSS INCOME                      $ 6,222,358     $ 12.96     $ 10,955

OPERATING EXPENSES:
   Taxes                                    $   638,432     $  1.33     $  1,124    10.26%
   Insurance                                $    98,264     $  0.20     $    173     1.58%
   Utilities                                $   556,072     $  1.16     $    979     8.94%
   Repair & Maintenance                     $    77,248     $  0.16     $    136     1.24%
   Cleaning                                 $         0     $  0.00     $      0     0.00%
   Landscaping                              $   148,816     $  0.31     $    262     2.39%
   Security                                 $         0     $  0.00     $      0     0.00%
   Marketing & Leasing                      $    94,856     $  0.20     $    167     1.52%
   General Administrative                   $   495,864     $  1.03     $    873     7.97%
   Management                      3.00%    $   186,671     $  0.39     $    329     3.00%
   Miscellaneous                            $   221,520     $  0.46     $    390     3.56%

TOTAL OPERATING EXPENSES                    $ 2,517,743     $  5.24     $  4,433    40.46%

   Reserves                                 $   170,400     $  0.35     $    300     2.74%
                                           ----------------------------------------------
NET OPERATING INCOME                        $ 3,534,215     $  7.36     $  6,222    56.80%

   "GOING IN" CAPITALIZATION RATE                  8.25%

    VALUE INDICATION                        $42,838,973     $ 89.21     $ 75,421

    LESS: LEASE-UP COST                    ($   341,000)
    PV OF CONCESSIONS                      ($   107,000)

    "AS IS" VALUE INDICATION
        (DIRECT CAPITALIZATION APPROACH)    $42,390,973

                ROUNDED                     $42,400,000   $     88.30   $ 74,648

AMERICAN APPRAISAL ASSOCIATES, INC.             INCOME APPROACH PAGE 37
LAKESIDE APARTMENTS, LISLE, ILLINOIS

   DIRECT CAPITALIZATION VALUE SENSITIVITY TABLE
-----------------------------------------------------
CAP RATE       VALUE       ROUNDED    $/UNIT    $/SF
-----------------------------------------------------
 7.50%     $46,674,870   $46,700,000  $82,218  $97.25
 7.75%     $45,154,778   $45,200,000  $79,577  $94.13
 8.00%     $43,729,691   $43,700,000  $76,937  $91.01
 8.25%     $42,390,973   $42,400,000  $74,648  $88.30
 8.50%     $41,131,003   $41,100,000  $72,359  $85.59
 8.75%     $39,943,032   $39,900,000  $70,246  $83.09
 9.00%     $38,821,058   $38,800,000  $68,310  $80.80

CONCLUSION BY THE DIRECT CAPITALIZATION METHOD

Applying the capitalization rate to our estimated NOI results in an estimated value of $42,400,000.

CORRELATION AND CONCLUSION BY THE INCOME APPROACH

The two methods used to estimate the market value of the subject property by the income approach resulted in the following indications of value:

Discounted Cash Flow Analysis      $43,100,000
Direct Capitalization Method       $42,400,000

Giving consideration to the indicated values provided by both techniques, we have concluded the estimated value by the income capitalization approach to be $42,800,000.

AMERICAN APPRAISAL ASSOCIATES, INC.     RECONCILIATION AND CONCLUSION    PAGE 38
LAKESIDE APARTMENTS, LISLE, ILLINOIS

                          RECONCILIATION AND CONCLUSION

This appraisal was made to express an opinion as of the Market Value of the fee simple estate in the property.

AS IS MARKET VALUE OF THE FEE SIMPLE ESTATE

Cost Approach                           Not Utilized
Sales Comparison Approach               $42,700,000
Income Approach                         $42,800,000
Reconciled Value                        $42,800,000

The Direct Capitalization Method is considered a reliable indicator of value. Income and expenses were estimated and projected based on historical operating statements and market oriented expenses. This method is primarily used by investors in their underwriting analysis. Furthermore, there was good support for an overall rate in the Direct Capitalization Method.

The Sales Comparison Approach to value supported the value conclusion by the Income Approach and was given secondary consideration. Investment-grade, income-producing properties such as the subject are not typically traded based on cost. Therefore, the Cost Approach has not been considered in our valuation.

FINAL VALUE - FEE SIMPLE ESTATE

Based on the investigation and premise outlined, it is our opinion that as of May 28, 2003 the market value of the fee simple estate in the property is:

                                   $42,800,000

AMERICAN APPRAISAL ASSOCIATES, INC.                                  ADDENDA
LAKESIDE APARTMENTS, LISLE, ILLINOIS

                                     ADDENDA

AMERICAN APPRAISAL ASSOCIATES, INC.                                   EXHIBIT A
LAKESIDE APARTMENTS, LISLE, ILLINOIS

                                    EXHIBIT A
                               SUBJECT PHOTOGRAPHS

AMERICAN APPRAISAL ASSOCIATES, INC.                                  EXHIBIT A
LAKE SIDE APARTMENTS, LISLE, ILLINOIS

                               SUBJECT PHOTOGRAPHS

      [MAIN ENTRANCE PICTURE]               [LEASING OFFICE PICTURE]

[SUBJECT APARTMENT BUILDING PICTURE]      [SUBJECT PROPERTY MAIN POOL AND
                                                  CLUB HOUSE PICTURE]

 [SUBJECT PROPERTY LAKE PICTURE]          [SUBJECT PROPERTY BRIDGE CROSSING
                                                       LAKE PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                               EXHIBIT A
LAKESIDE APARTMENTS, LISLE, ILLINOIS

                               SUBJECT PHOTOGRAPHS

     [BUS STOP AT MAIN ENTRANCE PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
LAKESIDE APARTMENTS, LISLE, ILLINOIS

                                    EXHIBIT B
                           SUMMARY OF RENT COMPARABLES
                          AND PHOTOGRAPH OF COMPARABLES

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
LAKESIDE APARTMENTS, LISLE, ILLINOIS

                    PHOTOGRAPHS OF COMPARABLE SALE PROPERTIES

      COMPARABLE I-1            COMPARABLE I-2             COMPARABLE I-3
GREENWAY TRAIL APARTMENTS     SHERRY NAPERVILLE         REMINGTON APARTMENTS
    136 Greenway Trail      1821 Washington Street     525 Fair Meadows Drive
     Carol Stream, IL           Naperville, IL             Romeoville, IL
        [PICTURE]                 [PICTURE]                  [PICTURE]

     COMPARABLE I-4             COMPARABLE I-5
 HUNTERS GLEN APARTMENTS     MILL PONDS APARTMENTS
245 North Oakhurst Drive       1331 Modaff Road
       Aurora, IL               Naperville, IL
        [PICTURE]                 [PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
LAKESIDE APARTMENTS, LISLE, ILLINOIS

SUMMARY OF COMPARABLE RENTAL PROPERTIES

                                                                                         COMPARABLE
    DESCRIPTION                                SUBJECT                                      R - 1
------------------------------------------------------------------------------------------------------------------
  Property Name               Lakeside Apartments                        The Preserve at Cress Creek Apartments
  Management Company          AIMCO                                      Altman Management Company
LOCATION:
  Address                     4800 Lakee Trail Drive                     701 Royal Saint George
  City, State                 Lisle, Illinois                            Naperville, IL
  County                      DuPage                                     DuPage
  Proximity to Subject                                                   4 miles north of the subject
PHYSICAL CHARATERISTICS:
  Net Rentable Area (SF)      480,184                                    449,864
  Year Built                  1975                                       1982
  Effective Age               25                                         15
  Building Structure Type     Brick & wood vinyl siding; shingle roof    Brick; asphalt shingle roof
  Parking Type
  (Gr., Cov., etc.)           Open                                       Open
  Number of Units             568                                        474
  Unit Mix:                           Type          Unit   Qty.    Mo.        Type            Unit    Qty.   Mo.
                              1  1Br/1Ba - 1A1       723   238   $  692  1   Studio            600     2    $  750
                              2  1Br/1Ba/Den - 2A2   830   110   $  793  2   1BD/1BH           820    82    $  895
                              3  2Br/2Ba - 1B1       945   165   $  900  1   1BD/1BH           750   108    $  888
                              4  2Br/2Ba/Den - 2B2 1,107    55   $1,081  2   2BD/1BH         1,068   104    $1,070
                                                                         3   2BD/1BH         1,000    14    $1,015
                                                                         3   2BD/1BH         1,068    14    $1,070
                                                                         2   2BD/1BH           950    40    $  900
                                                                         4   2BD/1BH/Den     1,050     8    $1,230
                                                                         3   2BD/2BH         1,100    74    $1,135
                                                                         3   2BD/2BH         1,100    16    $1,135
                                                                         4   2BD/2BH         1,250    12    $1,190
  Average Unit Size (SF)      845
  Unit Breakdown:              Efficiency   0%       2-Bedroom    39%      Efficiency     0%     2-Bedroom      59%
                               1-Bedroom   61%       3-Bedroom     0%      1-Bedroom     40%     3-Bedroom       0%
CONDITION:                    Good                                       Good
APPEAL:                       Good                                       Good
AMENITIES:
  Unit Amenities                  Attach. Garage      Vaulted Ceiling         Attach. Garage       Vaulted Ceiling
                               X  Balcony                                  X  Balcony           X
                               X  Fireplace                                X  Fireplace
                               X  Cable TV Ready                           X  Cable TV Ready
  Project Amenities            X  Swimming Pool                            X  Swimming Pool
                               X  Spa/Jacuzzi         Car Wash             X  Spa/Jacuzzi          Car Wash
                                  Basketball Court    BBQ Equipment           Basketball Court     BBQ Equipment
                                  Volleyball Court    Theater Room            Volleyball Court     Theater Room
                               X  Sand Volley Ball    Meeting Hall            Sand Volley Ball     Meeting Hall
                               X  Tennis Court        Secured Parking         Tennis Court         Secured Parking
                                  Racquet Ball     X  Laundry Room            Racquet Ball      X  Laundry Room
                                  Jogging Track       Business Office         Jogging Track        Business Office
                               X  Gym Room                                 X  Gym Room

OCCUPANCY:                    86%                                        91%
LEASING DATA:
  Available Leasing Terms     12 Months                                  6 to 12 Months, Variable
  Concessions                 $300 off the first month                   1 to 2 Months Free
  Pet Deposit                 $150                                       $300
  Utilities Paid by Tenant:    X  Electric         X  Natural Gas          X  Electric          X  Natural Gas
                               X  Water               Trash                X  Water             X  Trash
  Confirmation                May 28, 2003; Robin Silverman (Property    May 28, 2003; Lisa Lang (Property Manager)
  Telephone Number            (630)357-7984                              (630)369-1188
NOTES:                                                                   None

COMPARISON TO SUBJECT:                                                   Slightly Superior

                                                COMPARABLE                                   COMPARABLE
    DESCRIPTION                                    R - 2                                       R - 3
----------------------------------------------------------------------------------------------------------------------
  Property Name               Chesapeake Landing                             Windscape Village
  Management Company          AIMCO                                          TGM Associates
LOCATION:
  Address                     4101 Chesapeake Drive                          896 Benedetti Drive
  City, State                 Aurora, IL                                     Naperville, IL
  County                      DuPage                                         Dupage
  Proximity to Subject        7 miles southwest of the subject               3 miles west of the subject
PHYSICAL CHARATERISTICS:
  Net Rentable Area (SF)      508,124                                        280,320
  Year Built                  1986                                           1986
  Effective Age               15                                             15
  Building Structure Type     Brick, wood sisding; asphant shingle roof      Brick, wood sisding; asphant shingle roof
  Parking Type
  (Gr., Cov., etc.)           Open, Garages, Car Ports                       Open
  Number of Units             310                                            400
  Unit Mix:                          Type              Unit   Qty.   Mo.               Type         Unit   Qty.   Mo.
                              1   Studio                503    40  $  859    1  1BD/1BH - Plan A      630   64  $  787
                              1   1BD/1BH               606    92  $  879    1  1BD/1BH - Plan B      750   96  $  829
                              2   1BD/1BH/Den           841   156  $  949    1  1BD/1BH - Plan C      750   96  $  829
                              3   2BD/1BH               848    72  $  979    3  2BD/1BH - Plan D      850   24  $  961
                              3   2BD/2BH             1,000   240  $1,029    4  2BD/2BH - Plan E    1,050   72  $1,048

  Average Unit Size (SF)      847                                            796
  Unit Breakdown:               Efficiency    7%     2-Bedroom      52%        Efficiency     0%     2-Bedroom    27%
                                1-Bedroom    41%     3-Bedroom       0%        1-Bedroom     73%     3-Bedroom     0%
CONDITION:                    Good                                           Good
APPEAL:                       Good                                           Good
AMENITIES:
  Unit Amenities                   Attach. Garage       Vaulted Ceiling           Attach. Garage    X  Vaulted Ceiling
                                X  Balcony           X                         X  Balcony           X
                                X  Fireplace                                   X  Fireplace
                                X  Cable TV Ready                              X  Cable TV Ready       Celling Fans
  Project Amenities             X  Swimming Pool                               X  Swimming Pool
                                X  Spa/Jacuzzi          Car Wash               X  Spa/Jacuzzi          Car Wash
                                X  Basketball Court     BBQ Equipment             Basketball Court     BBQ Equipment
                                   Volleyball Court     Theater Room              Volleyball Court     Theater Room
                                X  Sand Volley Ball     Meeting Hall           X  Sand Volley Ball     Meeting Hall
                                X  Tennis Court      X  Secured Parking        X  Tennis Court         Secured Parking
                                X  Racquet Ball      X  Laundry Room              Racquet Ball      X  Laundry Room
                                   Jogging Track        Business Office           Jogging Track        Business Office
                                X  Gym Room                                    X  Gym Room

OCCUPANCY:                    95%                                            90%
LEASING DATA:
  Available Leasing Terms     6 to 12 Months Variable                        6 to 12 Months Variable
  Concessions                 $800 off the first month                       $133 to $200 off first months rent
  Pet Deposit                 $300                                           $400
  Utilities Paid by Tenant:     X  Electric          X  Natural Gas            X  Electric          X  Natural Gas
                                X  Water             X  Trash                  X  Water                Trash
  Confirmation                May 28, 2003 Property Manager                  May 28, 2003 Property Manager
                                                                             Manager
  Telephone Number            (630)820-0082                                  (888)831-8599
NOTES:                        None                                           None

COMPARISON TO SUBJECT:        Similar                                        Similar
----------------------------------------------------------------------------------------------------------------------

                                              COMPARABLE
    DESCRIPTION                                  R - 4
-------------------------------------------------------------------------
  Property Name               Country Lakes
  Management Company          AIMCO
LOCATION:
  Address                     1598 Fairway Drive
  City, State                 Naperville, IL
  County                      DuPage
  Proximity to Subject        7 miles west of the subject
PHYSICAL CHARATERISTICS:
  Net Rentable Area (SF)      583,494
  Year Built                  1984
  Effective Age               15
  Building Structure Type     Brick; asphalt shingle roof
  Parking Type
  (Gr., Cov., etc.)           Open, Garages
  Number of Units             640
  Unit Mix:                       Type              Unit    Qty.     Mo.
                              1  1BD/1BH             714     17    $  709
                              1  1BD/1BH             782     72    $  759
                              2  1BD/1BH             850     34    $  789
                              3  2BD/1BH             920    157    $  839
                              3  2BD/2BH             934    288    $  869
                              4  2BD/2BH           1,010     72    $  899

  Average Unit Size (SF)      912
  Unit Breakdown:               Efficiency      0%     2-Bedroom       81%
                                1-Bedroom      19%     3-Bedroom        0%
CONDITION:                    Good
APPEAL:                       Good
AMENITIES:
Unit Amenities                     Attach. Garage       Vaulted Ceiling
                                X  Balcony
                                X  Fireplace         X
                                X  Cable TV Ready       Golf Course Views
  Project Amenities             X  Swimming Pool
                                   Spa/Jacuzzi          Car Wash
                                   Basketball Court     BBQ Equipment
                                   Volleyball Court     Theater Room
                                   Sand Volley Ball     Meeting Hall
                                   Tennis Court      X  Secured Parking
                                   Racquet Ball         Laundry Room
                                   Jogging Track        Business Office
                                X  Gym Room

OCCUPANCY:                    95%
LEASING DATA:
  Available Leasing Terms     6 to 12 Months, Variable
  Concessions                 1 month free rent
  Pet Deposit                 $250
  Utilities Paid by Tenant:     X  Electric          X  Natural Gas
                                X  Water             X  Trash
  Confirmation                May 28, 2003 Property Manager
  Telephone Number            (630)527-2423
NOTES:

COMPARISON TO SUBJECT:        Similar

AMERICAN APPRAISAL ASSOCIATES, INC.                                   EXHIBIT B
LAKESIDE APARTMENTS, LISLE, ILLINOIS

                    PHOTOGRAPHS OF COMPARABLE RENT PROPERTIES

         COMPARABLE R-1                           COMPARABLE R-2            COMPARABLE R-3
THE PRESERVE AT CRESS CREEK APARTMENTS           CHESAPEAKE LANDING        WINDSCAPE VILLAGE
       701 Royal Saint George                    4101 Chesapeake Drive      896 Benedetti Drive
          Naperville, IL                             Aurora, IL               Naperville, IL
          [PICTURE]                                   [PICTURE]                 [PICTURE]

     COMPARABLE R-4
      COUNTRY LAKES
   1598 Fairway Drive
     Naperville, IL
       [PICTURE]                                       N/A

AMERICAN APPRAISAL ASSOCIATES, INC.                                   EXHIBIT C
LAKESIDE APARTMENTS, LISLE, ILLINOIS

                                    EXHIBIT C
                       ASSUMPTIONS AND LIMITING CONDITIONS

                                    (3 PAGES)

AMERICAN APPRAISAL ASSOCIATES, INC.                             EXHIBIT C
LAKESIDE APARTMENTS, LISLE, ILLINOIS

No responsibility is assumed for matters legal in nature. No investigation has been made of the title to or any liabilities against the property appraised. In this appraisal, it is presumed that, unless otherwise noted, the owner's claim is valid, the property rights are good and marketable, and there are no encumbrances which cannot be cleared through normal processes.

To the best of our knowledge, all data set forth in this report are true and accurate. Although gathered from reliable sources, no guarantee is made nor liability assumed for the accuracy of any data, opinions, or estimates identified as being furnished by others which have been used in formulating this analysis.

Land areas and descriptions used in this appraisal were obtained from public records and have not been verified by legal counsel or a licensed surveyor.

No soil analysis or geological studies were ordered or made in conjunction with this report, nor were any water, oil, gas, or other subsurface mineral and use rights or conditions investigated.

Substances such as asbestos, urea-formaldehyde foam insulation, other chemicals, toxic wastes, or other potentially hazardous materials could, if present, adversely affect the value of the property. Unless otherwise stated in this report, the existence of hazardous substance, which may or may not be present on or in the property, was not considered by the appraiser in the development of the conclusion of value. The stated value estimate is predicated on the assumption that there is no material on or in the property that would cause such a loss in value. No responsibility is assumed for any such conditions, and the client has been advised that the appraiser is not qualified to detect such substances, quantify the impact on values, or develop the remedial cost.

No environmental impact study has been ordered or made. Full compliance with applicable federal, state, and local environmental regulations and laws is assumed unless otherwise stated, defined, and considered in the report. It is also assumed that all required licenses, consents, or other legislative or administrative authority from any local, state, or national government or private entity organization either have been or can be obtained or renewed for any use which the report covers.

AMERICAN APPRAISAL ASSOCIATES, INC.                                   EXHIBIT C
LAKESIDE APARTMENTS, LISLE, ILLINOIS

It is assumed that all applicable zoning and use regulations and restrictions have been complied with unless a nonconformity has been stated, defined, and considered in the appraisal report. Further, it is assumed that the utilization of the land and improvements is within the boundaries of the property described and that no encroachment or trespass exists unless noted in the report.

The Americans with Disabilities Act ("ADA") became effective January 26, 1992. We have not made a specific compliance survey and analysis of this property to determine whether or not it is in conformity with the various detailed requirements of the ADA. It is possible that a compliance survey of the property together with a detailed analysis of the requirements of the ADA could reveal that the property is not in compliance with one or more of the requirements of the act. If so, this fact could have a negative effect on the value of the property. Since we have no direct evidence relating to this issue, we did not consider the possible noncompliance with the or requirements of ADA in estimating the value of the property.

We have made a physical inspection of the property and noted visible physical defects, if any, in our report. This inspection was made by individuals generally familiar with real estate and building construction. However, these individuals are not architectural or structural engineers who would have detailed knowledge of building design and structural integrity. Accordingly, we do not opine on, nor are we responsible for, the structural integrity of the property including its conformity to specific governmental code requirements, such as fire, building and safety, earthquake, and occupancy, or any physical defects which were not readily apparent to the appraiser during the inspection.

The value or values presented in this report are based upon the premises outlined herein and are valid only for the purpose or purposes stated.

The date of value to which the conclusions and opinions expressed apply is set forth in this report. The value opinion herein rendered is based on the status of the national business economy and the purchasing power of the U.S. dollar as of that date.

Testimony or attendance in court or at any other hearing is not required by reason of this appraisal unless arrangements are previously made within a reasonable time in advance for

AMERICAN APPRAISAL ASSOCIATES, INC.                                  EXHIBIT C
LAKESIDE APARTMENTS, LISLE, ILLINOIS

such testimony, and then such testimony shall be at American Appraisal Associates, Inc.'s, prevailing per diem for the individuals involved.

Possession of this report or any copy thereof does not carry with it the right of publication. No portion of this report (especially any conclusion to use, the identity of the appraiser or the firm with which the appraiser is connected, or any reference to the American Society of Appraisers or the designations awarded by this organization) shall be disseminated to the public through prospectus, advertising, public relations, news, or any other means of communication without the written consent and approval of American Appraisal Associates, Inc.

AMERICAN APPRAISAL ASSOCIATES, INC.                                  EXHIBIT D
LAKESIDE APARTMENTS, LISLE, ILLINOIS

                                    EXHIBIT D
                            CERTIFICATE OF APPRAISER

                                    (1 PAGE)

AMERICAN APPRAISAL ASSOCIATES, INC.                                   EXHIBIT D

                            CERTIFICATE OF APPRAISER

I certify that, to the best of my knowledge and belief:

         The statements of fact contained in this report are true and correct.

         The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and represent the unbiased professional analyses, opinions, and conclusions of American Appraisal Associates, Inc.

         American Appraisal Associates, Inc. and I personally, have no present or prospective interest in the property that is the subject of this report and have no personal interest or bias with respect to the parties involved.

         Compensation for American Appraisal Associates, Inc. is not contingent on an action or event resulting from the analyses, opinions, or conclusions in, or the use of, this report.

         The analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the requirements of the Uniform Standards of Professional Appraisal Practice and the Code of Professional Ethics and the Standards of Professional Practice of the Appraisal Institute.

         The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

         I personally did not inspect the subject property. Seamus P. King provided significant real property appraisal assistance in the preparation of this report.

         I am currently in compliance with the Appraisal Institutes continuing education requirements.

                                            -s- Kenneth W. Kapecki
                                ------------------------------------------------
                                               Ken Kapecki, MAI
                                      Managing Principal, Real Estate Group
                                Illinois Certified General Real Estate Appraiser
                                                #153000331

AMERICAN APPRAISAL ASSOCIATES, INC.                                   EXHIBIT E
LAKESIDE APARTMENTS, LISLE, ILLINOIS

                                    EXHIBIT E
                           QUALIFICATIONS OF APPRAISER

                                    (3 PAGES)

AMERICAN APPRAISAL ASSOCIATES, INC.                                   EXHIBIT E
LAKESIDE APARTMENTS, LISLE, ILLINOIS

                                KENNETH W. KAPECKI, MAI
                         MANAGING PRINCIPAL, REAL ESTATE GROUP

POSITION Kenneth W. Kapecki is the Managing Principal for the Chicago Real Estate Group of American Appraisal Associates, Inc. ("AAA").

EXPERIENCE

  Valuation       Mr. Kapecki has over 17 years of experience in providing
                  valuation services to clients worldwide. He has a diversified background with considerable expertise in the valuation of special-purpose properties, large multilocational holdings, and investment-grade real estate. He has appraised steel mills, chemical plants, food processing facilities, airports, mines, railroad rights-of-way, hotels, and a variety of commercial and manufacturing facilities.

                  Mr. Kapecki's experience further extends to highest and best use studies, feasibility studies, lease valuation analyses, cost segregation analyses, and insurable value analyses. His reports are most frequently prepared for acquisition, ad valorem tax, divestiture, financing, allocation of purchase price, litigation support, and value reporting. Over the years, he has completed appraisals in 50 states representing over $10 billion in value.

                  Mr. Kapecki has developed a core competency in the valuation of hospitality property. He has appraised more than 150 hotels in the last two years alone for financing, acquisition due diligence, cost segregation, and feasibility. These properties consisted of a mixture of limited-service, full-service, and resort hotels located throughout the United States as well as in the Bahamas, Belize, and Guam.

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AMERICAN APPRAISAL ASSOCIATES, INC.                                  EXHIBIT E
LAKESIDE APARTMENTS, LISLE, ILLINOIS

Court Mr. Kapecki has testified as an expert witness in state and federal district courts and by deposition statements and interrogatory communications.

Business Prior to joining AAA in 2001, Mr. Kapecki was a senior manager in the Chicago Valuation Service Group of Arthur Andersen, where he served as the central regional team leader for real estate staff training, hospitality consulting, and the valuation of real estate. Prior to his employment with Arthur Andersen, Mr. Kapecki served as the manager of real estate valuations for Lloyd-Thomas Coats and Burchard Co.

EDUCATION         University of Wisconsin - La Crosse Bachelor of Science -
                  Geography

STATE
CERTIFICATIONS    State of Illinois, Certified General Real Estate Appraiser,
                  #153000331

                  State of Indiana, Certified General Appraiser,
                  #CG49600008

                  State of Michigan, Certified General Appraiser,
                  #1201003145

                  State of Wisconsin, Certified General Appraiser and Licensed Appraiser, #641

PROFESSIONAL      Appraisal Institute, MAI Designated Member
AFFILIATIONS      Chicago Chapter, Admissions Committee Member,
                  1997 - Present

AMERICAN APPRAISAL ASSOCIATES, INC.                                   EXHIBIT E
LAKESIDE APARTMENTS, LISLE, ILLINOIS

VALUATION AND     Appraisal Institute
SPECIAL COURSES     Appraisal Principles
                    Case Studies in Real Estate Valuation
                    Fair Lending and the Appraiser
                    Highest & Best Use and Market Analysis
                    Income Capitalization, Parts A and B
                    Litigation Support: The Appraiser as an Expert Witness
                    Partial Interest Valuation
                    Real Estate Disclosure
                    Report Writing
                    Standards of Professional Practice
                    Valuation of Detrimental Conditions
                    Valuation Theory and Techniques
                  Arthur Andersen, Course Developer
                    Income Capitalization Theory and Techniques
                    Introduction to the Cost Approach
                    Property Inspection and Market Data Collection

AMERICAN APPRAISAL ASSOCIATES, INC.
LAKESIDE APARTMENTS, LISLE, ILLINOIS

                           GENERAL SERVICE CONDITIONS

AMERICAN APPRAISAL ASSOCIATES, INC.
LAKESIDE APARTMENTS, LISLE, ILLINOIS

                           GENERAL SERVICE CONDITIONS

The services(s) provided by AAA will be performed in accordance with professional appraisal standards. Our compensation is not contingent in any way upon our conclusions of value. We assume, without independent verification, the accuracy of all data provided to us. We will act as an independent contractor and reserve the right to use subcontractors. All files, workpapers or documents developed by us during the course of the engagement will be our property. We will retain this data for at least five years.

Our report is to be used only for the specific purpose stated herein; and any other use is invalid. No reliance may be made by any third party without our prior written consent. You may show our report in its entirety to those third parties who need to review the information contained herein. No one should rely on our report as a substitute for their own due diligence. We understand that our reports will be described in public tender offer documents distributed to limited partners. We reserve the right to review the public tender offer documents prior to their issuance to confirm that disclosures of facts from the current appraisals are accurate. No reference to our name or our report, in whole or in part, in any other SEC filing or private placement memorandum you prepare and/or distribute to third parties may be made without our prior written consent.

The Tender Offer Partnerships, as that term is defined in the Settlement Agreement, agree to indemnify and hold us harmless against and from any and all losses, claims, actions, damages, expenses or liabilities, including reasonable attorneys' fees, to which we may become subject in connection with this engagement except where such losses, claims, actions, damages, expenses or liabilities, including reasonable attorney's fees, arise or result duct, bad faith or negligence. Co-Clients will not be liable for any of our acts or omissions.

AAA is an equal opportunity employer.